Exhibit 2.1

Digital River, Inc.
(“Digital River”)

and

LML Acquisition Corp.
(the “Purchaser”)

and

LML Payment Systems Inc.
(the “Company”)

ARRANGEMENT AGREEMENT

September 21, 2012

TABLE OF CONTENTS

Article 1 INTERPRETATION		4
1.1	Definitions	4
1.2	Number and Gender	11
1.3	Interpretation Not Affected by Headings	11
1.4	Date of Any Action	11
1.5	References to the Company	11
1.6	References to Statutes	12
1.7	References to persons	12
1.8	Accounting Matters	12
1.9	Knowledge	12
1.10	Schedules	12
Article 2 THE ARRANGEMENT		12
2.1	Effective Date	12
2.2	Interim Order	12
2.3	Implementation Steps by the Company	13
2.4	Implementation Steps by the Purchaser	16
2.5	Information Circular	16
2.6	Court Proceedings	18
2.7	Dissenting Shareholders	18
2.8	Final Order	18
2.9	Payment of Consideration	19
2.10	Arrangement	19
2.11	Closing	19
2.12	Filings	19
Article 3 REPRESENTATIONS AND WARRANTIES		19
3.1	Representations and Warranties of Digital River and the Purchaser	19
3.2	Representations and Warranties of the Company	22
3.3	Survival of Representations and Warranties	39
Article 4 COVENANTS		39
4.1	Covenants of the Company	39
4.2	Covenants of the Company Regarding Non-Solicitation	45
4.3	Right to Accept a Superior Proposal	48
4.4	Covenants of Digital River and the Purchaser.	49
Article 5 CONDITIONS PRECEDENT		50
5.1	Mutual Conditions Precedent	50
5.2	Conditions Precedent to Obligations of the Company	51
5.3	Conditions Precedent to Obligations of Digital River and the Purchaser	52
5.4	Co-operation	53
5.5	Notice and Cure Provisions	53
5.6	Merger of Conditions	54
5.7	Payment of Obligations to Employees	54

- i -

Article 6 INSURANCE AND INDEMNIFICATION		55
6.1	Indemnification	55
6.2	Insurance	55
Article 7 TERMINATION AND AMENDMENT		55
7.1	Rights of Termination	55
7.2	Effect of Termination	56
7.3	Termination Deadline	59
7.4	Amendment	59
7.5	Waiver	59
7.6	Remedies	60
Article 8 GENERAL		60
8.1	Notice	60
8.2	Binding Effect	61
8.3	No Assignment	62
8.4	Public Statements	62
8.5	Entire Agreement	62
8.6	Time of Essence	63
8.7	Severability	63
8.8	Counterpart Executions and Facsimile Transmissions	63
8.9	Fees and Expenses	63
8.10	Investigation	63
8.11	Further Assurances	63
8.12	Waiver	63
8.13	Governing Law	63
Schedule A Form of Plan of Arrangement		1

- ii -

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is dated the 21st day of September, 2012.

AMONG:
DIGITAL RIVER, INC., a corporation existing under the laws of Delaware;
(“Digital River”)

AND:
LML ACQUISITION CORP., a company existing under the laws of British Columbia;
(the “Purchaser”)
AND:
LML PAYMENT SYSTEMS INC., a company existing under the laws of British Columbia;
(the “Company”)
WHEREAS:

A.	The Purchaser and the Company agree to proceed with a business combination transaction providing for the acquisition by the Purchaser of all of the outstanding securities of the Company;

B.	Digital River has taken the initiative of incorporating and organizing the Purchaser and indirectly owns all of the issued and outstanding shares of the Purchaser;

C.
The Company Board (including the independent directors) has determined that the Arrangement is fair to the Shareholders (as defined below) and that it is in the best interests of the Company to enter into this Agreement, has approved the execution, delivery, and performance of this Agreement by the Company, and has resolved, subject to the terms of this Agreement, to recommend that the Shareholders vote in favour of the Arrangement Resolution (as defined below);

D.
Contemporaneously with the execution of this Agreement, the Purchaser, the Company and certain Company shareholders have entered into Shareholder Lock-Up and Support Agreements agreeing in their capacity as shareholders of the corporation to vote in favor of the Arrangement Resolution and against any other Acquisition Proposal;

E.
Contemporaneously with the execution of this Agreement, the Company and the key employees identified in writing to the Company prior to the date of this Agreement (the “Key Employees”) have entered into employment arrangements with the Company or a Company Subsidiary (the “Key Employee Agreements”), which, from and after and subject to the consummation of the transactions contemplated by this Agreement, will govern the employment of the Key Employees; and

F.	The Parties hereto intend to carry out the proposed business combination transaction by way of a plan of arrangement under the provisions of the Business Corporations Act (British Columbia).

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1          Definitions

In this Agreement and in the recitals hereto, unless there is something in the context or subject matter inconsistent therewith, the following words and terms shall have the meanings hereinafter set out:

(a)
“Acquisition Proposal” means, other than from or with Digital River and the Purchaser, any proposal, public announcement of an intention or offer regarding any acquisition, merger, amalgamation, statutory arrangement, recapitalization, take-over bid, sale of the Company or any Company Subsidiary or any material properties or assets or other arrangement having the same economic effect as a sale of the Company or any Company Subsidiary or any material properties or assets, any liquidation, winding-up, sale or redemption of a material number of shares or rights or interests therein or thereto, or any similar transaction involving the Company or any Company Subsidiary which would, or could, impede the completion of the Arrangement or any of the other transactions contemplated in this Agreement;

(b)
“Agreement” means this agreement among Digital River, the Purchaser and the Company entered into for the purpose of effecting the Arrangement, including the Company Disclosure Schedule, as the same may be supplemented or amended from time to time;

(c)
“Applicable Laws” means any domestic or foreign statute, law, ordinance, rule, regulation, restriction, published and legally binding regulatory policy or guideline, by-law (zoning or otherwise), or order or any consent, exemption, approval or licence of any domestic or foreign Governmental Entity that applies in whole or in part to the Parties hereto, as the context requires, or to their respective subsidiaries, businesses, undertakings, properties or securities including, without limitation, Applicable Securities Laws, Canada export control law and regulations with respect to the Company and any and all Company Subsidiaries that are incorporated in or that do business in Canada, and United States export control laws and regulations with respect to any and all Company Subsidiaries incorporated in or that do business in the United States, including the Export Administration Act and implementing Export Administration Regulations.

(d)	“Applicable Securities Laws” means Canadian Securities Laws and the United States Securities Laws, as applicable in the circumstances;

(e)
“Arrangement” means the arrangement under the provisions of Section 288 of the BCBCA, on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order;

(f)	“Arrangement Filings” means the articles of arrangement and other records and information to give effect to any provision of the Arrangement, together with a copy of the entered Final Order;

(g)	“Arrangement Resolution” means the resolution to be considered and, if thought fit, approved by the Shareholders at the Company Meeting;

(h)	“BCBCA” means the Business Corporations Act (British Columbia), as amended;

(i)	“Broker” means William Blair & Company, financial advisors;

(j)	“Business Day” means a day which is not a Saturday, Sunday or a civic or statutory holiday in Vancouver, British Columbia;

(k)
“Canadian Securities Laws” means the Securities Act (British Columbia) and the equivalent legislation in the other provinces and in the territories of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of each of the provinces and territories of Canada;

(l)	“Company” means LML Payment Systems Inc., a company existing under the laws of British Columbia;

(m)	“Company Board” means the board of directors of the Company;

(n)
“Company Board Recommendation” means the determination of the Company Board (including the independent directors) that the Arrangement is fair to the Shareholders and is in the best interests of the Company, and the recommendation of the Company Board (including the independent directors) that the Shareholders vote in favour of the Arrangement Resolution.

(o)
“Company Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (whether written or oral) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound or affected or to which any of their respective properties or assets is subject as of the date hereof;

(p)	“Company Disclosure Documents” means:

(i)	the management information circular of the Company expected to be dated on or about October 31, 2012;

(ii)	the audited consolidated annual financial statements of the Company for the years ended March 31, 2012 and March 31, 2011, together with the auditor’s report thereon and the notes thereto;

(iii)
management’s discussion and analysis of the financial condition and operations of the Company for the year ended March 31, 2012 set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2012 as filed with the SEC on June 20, 2012; and

(iv)	all reports filed by the Company on SEDAR and EDGAR after March 31, 2010 and on or prior to the Effective Time.

(q)	“Company Disclosure Schedule” has the meaning set out in section 3.2;

(r)
“Company Meeting” means the special meeting of the Shareholders, including any adjournment or adjournments or postponement or postponements thereof necessary to obtain a quorum or otherwise reasonably requested by Digital River and Purchaser during the term of this Agreement, to be held for the purposes of obtaining approval by the Shareholders of the Arrangement Resolution;

(s)	“Company Stock Option Plans” means the stock option plans of the Company as approved by the Company Board and by the Shareholders;

(t)
“Company Subsidiary” means any Subsidiary of the Company and “Company Subsidiaries” means more than one, as the case may be, and includes each of Beanstream Internet Commerce Inc. (Canada), LML Corp (USA). Legacy Promotions Inc (Canada), Beanstream Internet Commerce Corp. (USA), LML Payment Systems Corp. (USA) and LML Patent Corp. (USA);

(u)	“Court” means the British Columbia Supreme Court;

(v)	“Depositary” means Computershare Trust Company of Canada;

(w)	“Dissenting Shareholder” has the meaning ascribed thereto in the Plan of Arrangement;

(x)	“Dissent Rights” means the rights of dissent of the Shareholders in respect of the Arrangement Resolution described in the Plan of Arrangement;

(y)
“Effective Date” means no later than the third Business Day following the date on which all conditions precedent to the completion of the Arrangement as set out in Article 5 of this Agreement have been satisfied or waived in accordance with the provisions of this Agreement, or such other date as the Parties hereto may agree, which shall be the date on which the Arrangement Filings are filed under the BCBCA;

(z)	“Effective Time” means has the meaning defined in the Plan of Arrangement;

(aa)
“Encumbrance” means any mortgage, hypothecation, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(bb)
“Fairness Opinion” means the verbal and the subsequent written opinion of the Financial Advisor that the consideration to be received by the Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Shareholders, subject to the limitations and qualifications set out in the Fairness Opinion;

(cc)
“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of Digital River and the Company) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(dd)	“Financial Advisor” means MNP LLP, in its capacity as financial advisor to the independent directors of the Company Board;

(ee)	“Financial Advisor Agreement” shall have the meaning ascribed thereto in subsection 3.2(1);

(ff)	“Governmental Entity” or “Governmental Entities” means any applicable:

(i)
multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency, domestic or foreign;

(ii)	any subdivision, agent, commission, board or authority of any of the foregoing; or

(iii)	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(gg)	“IFRS” means International Financial Reporting Standards;

(hh)
“Information Circular” means the management information circular (including all appendices attached thereto), notice of meeting, proxy form and other related documents to be sent by the Company to the Shareholders regarding the approval of the Arrangement Resolution at the Company Meeting, which circular will, unless otherwise permitted by the terms of this Agreement, contain the Company Board Recommendation;

(ii)
“Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, supplemented or varied by the Court;

(jj)	“Material Adverse Change” means any one or more change, event or occurrence which, either individually or in the aggregate, is or would reasonably be expected to have a Material Adverse Effect;

(kk)
“Material Adverse Effect” means any result, fact, change, effect, event, circumstance, occurrence or development that (i) has or would reasonably be expected to have a material and adverse effect on the business, operations, capitalization, assets, liabilities (including any contingent liabilities), obligations (whether absolute, accrued, conditional or otherwise), condition (whether financial or otherwise) of the Company, or (ii) prevents or materially delays or impedes the Company’s ability to perform its obligations under this Agreement or consummate the Arrangement, provided, however, that, in the case of the foregoing, any result, fact, change, effect, event, circumstance, occurrence or development that arises out of or relates to any of the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect:

(i)
general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which the Company or any of its subsidiaries operate or carry on business (so long as the Company is not disproportionately affected thereby, and it being understood that the circumstances underlying any change in such conditions may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect); or

(ii)
any change or proposed change in any Applicable Laws or the interpretation, application or non-application of any Applicable Laws by any Governmental Authority (so long as the Company is not disproportionately affected thereby); or

(iii)
the announcement of the execution of this Agreement or the transactions contemplated hereby, the performance of any obligation contemplated hereunder or the completion of any of the transactions contemplated hereby;

(ll)	“material fact” shall have the meaning ascribed thereto in the Securities Act (British Columbia), as amended;

(mm)	“Material Company Contract” shall have the meaning ascribed thereto in Section 3.2(q) hereof;

(nn)	“misrepresentation” shall have the meaning ascribed thereto in the Securities Act (British Columbia), as amended;

(oo)	“Nasdaq” means the Nasdaq Stock Market;

(pp)	“Options” means the outstanding options to acquire Shares which have been granted pursuant to the Company Stock Option Plans;

(qq)	“Party” means any one of Digital River, the Purchaser or the Company, and “Parties” means all of them as the context requires;

(rr)
“person” means any individual, corporation, firm, partnership (including, without limitation, a limited partnership), sole proprietorship, syndicate, joint venture, trustee, trust, any unincorporated organization or association, any government or instrumentality thereof and any tribunal;

(ss)	“Plan” or “Plan of Arrangement” means the plan of arrangement to be substantially in the form and content of Schedule A attached hereto as amended or varied pursuant to the terms hereof and thereof;

(tt)	“Purchaser” means LML Acquisition Corp., a corporation existing under the laws of British Columbia;

(uu)	“Records and Data” means all material books, contracts, documents, information and data (in paper or electronic form) owned by the Company;

(vv)	“Revised Termination Deadline” shall have the meaning ascribed thereto in Section 7.3;

(ww)	“Securities Authority” means the appropriate securities commissions or similar regulatory authorities in the United States and in each of the provinces of Canada;

(xx)
“SEDAR” means the System for Electronic Document Analysis and Retrieval described in National Instrument 13-101 of the Canadian Securities Administrators and available for public view at www.sedar.com;

(yy)	“Shareholder Approval” shall have the meaning ascribed thereto in subsection 2.2(b);

(zz)	“Shareholders” means beneficial owners and/or holders of record of Shares;

(aaa)	“Shares” means the common shares which the Company is authorized to issue as presently constituted;

(bbb)	“Special Committee” means a special committee of all the independent directors of the Company;

(ccc)
“Subsidiary” means, with respect to a specified body corporate, any body corporate of which the specified body corporate is entitled to elect a majority of the directors thereof and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to such a body corporate, excluding any body corporate in respect of which such direction or control is not exercised by the specified body corporate as a result of any existing contract, agreement or commitment;

(ddd)
“Superior Proposal” means any bona fide written Acquisition Proposal that the Company Board determines in good faith (based upon the oral or written advice of the Broker and after consultation with outside legal counsel):

(i)	is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the person making such proposal;

(ii)	is made to all the Shareholders or in respect of all Shares on the same terms and conditions in compliance with Applicable Securities Laws; and

(iii)	would, if completed in accordance with its terms, result in a transaction more favourable to the Shareholders than, from a financial point of view, the Arrangement;

(eee)	“Superior Proposal Notice” shall have the meaning ascribed thereto in subsection 4.3(a)(ii);

(fff)
“Tax” and “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including any tax on or based upon net income, gross income, earnings, profits or selected items of income, earnings or profits and all capital taxes, gross receipts taxes, environmental taxes and charges, sales taxes, use taxes, ad valorem taxes, value added taxes, subsoil use or extraction taxes and ownership fees, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, licence taxes, withholding taxes, health taxes, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes, mandatory pension and other social fund taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales tax, customs duties or other taxes, and any installments in respect thereof; together with any interest and any penalties or additional amounts imposed by any Government Entity in respect thereof;

(ggg)	“Tax Act” means the Income Tax Act (Canada), as amended and the regulations thereunder, as amended;

(hhh)
“Tax Return” means any return, election, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

(iii)	“Termination Deadline” means February 22, 2013 or such other date as the Parties hereto may otherwise agree upon in writing;

(jjj)
“United States Securities Laws” means the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended from time to time, and the rules, regulations and forms made or promulgated under any such statute and the published policies, bulletins and notices of the United States Securities and Exchange Commission (the “SEC”), as well as any applicable rules or requirements of any self-regulatory organization (including Nasdaq) mandated thereby or promulgated thereunder from time to time; and

(kkk)	“Warrants” means the outstanding warrants to acquire Shares which have been issued pursuant to a prior private placement by the Company.

In addition, words and terms used but not defined herein that are defined in the BCBCA shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2          Number and Gender

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders and neuter.

1.3          Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The terms “this Agreement”, “hereof’, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and the Company Disclosure Schedule and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto. The word “including”, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or mailer set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope.

1.4          Date of Any Action

If the date on which any action is required to be taken hereunder by any Party hereto is not a Business Day in the place where the action is required to be taken, that action will be required to be taken on the next succeeding day which is a Business Day in that place.

1.5          References to the Company

A reference in a representation, warranty, or covenant in this Agreement to the “Company” shall, unless otherwise expressly specified, be deemed to mean the Company and each of the Company Subsidiaries, both individually and in the aggregate.

1.6          References to Statutes

A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and every statute or regulation that supplements or supersedes such statute or regulations.

1.7          References to persons

A reference to a person includes any successor to that person.

1.8          Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributed thereto under IFRS and all determinations of an accounting nature required to be made shall be made in a manner consistent with IFRS.

1.9          Knowledge

Each reference herein to the knowledge of a Party hereto means, unless otherwise specified, the actual knowledge of the officers and directors of such Party hereto (and, in the case of the Company, the actual knowledge of the officers and directors of each Company Subsidiary as well), and the knowledge such persons would have if they had conducted a reasonable inquiry into the matter in question.  In the case of a Company Subsidiary, knowledge means, unless otherwise specified, the actual knowledge of the officers and directors of such Company Subsidiary.

1.10        Schedules

The Company Disclosure Schedule is provided to the Purchaser and Digital River as of the date of this Agreement.

ARTICLE 2
THE ARRANGEMENT

2.1          Effective Date

The Arrangement shall become effective at the Effective Time on the Effective Date.

2.2          Interim Order

As soon as is reasonably practicable after the date of execution of this Agreement, the Company shall file, proceed with and diligently prosecute an application to the Court for the Interim Order which shall request that the Interim Order provide:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and for the Company Meeting and for the manner in which such notice is to be provided;

(i)
that the only requisite approvals required for the Arrangement Resolution shall be 66 2/3% of the votes cast, in person or by proxy, on the Arrangement Resolution by the Shareholders at the Company Meeting (together, the “Shareholder Approval”)

(b)	for the grant of Dissent Rights to the Shareholders who are registered holders of Shares as contemplated in the Plan of Arrangement;

(c)
that, in all other respects, the terms, restrictions and conditions of the articles and by-laws of the Company, including the quorum requirement and other matters, shall apply in respect of the Company Meeting;

(d)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;

(e)	that the Company Meeting may be adjourned or postponed from time to time by the Company without the need for any additional approval of the Court; and

(f)	that the record date for the Shareholders entitled to notice of, and to vote at, the Company Meeting will not change in respect of any adjournment of the Company Meeting.

2.3          Implementation Steps by the Company

(a)	In a timely and expeditious manner, the Company shall:

(i)	forthwith carry out such terms of the Interim Order as are required thereby to be carried out by the Company;

(ii)
prepare, with the assistance of the Purchaser, and file the Information Circular (which shall be in a form satisfactory to the Parties, acting reasonably), together with any other documents required by Applicable Laws, in all jurisdictions where the Information Circular is required to be filed and mail the Information Circular, as ordered by the Interim Order and in accordance with all Applicable Laws, in and to all jurisdictions where the Information Circular is required to be mailed, complying in all material respects with all Applicable Laws on the date of the mailing thereof and in the form and containing the information required by all Applicable Laws, including all applicable corporate and securities legislation and requirements, and not containing any misrepresentation or omission, provided that the Company assumes no responsibility for the accuracy or completeness of any information relating to and provided by the Purchaser or Digital River;

(iii)	subject to the terms of this Agreement, the Company shall:

(A)
use reasonable best efforts to solicit proxies in favour of the Arrangement Resolution with it being understood that the Company is not required to engage a proxy solicitation firm in satisfying such obligation;

(B)	make the Company Board Recommendation at the Company Meeting, in the Information Circular, and in any other solicitation relating to the Arrangement Resolution; and

(C)
not withdraw, modify, qualify or change in a manner adverse to Digital River or the Purchaser, or publicly state that it intends to withdraw, modify, qualify or change in a manner adverse to Digital River or the Purchaser the Company Board Recommendation, or fail to recommend against acceptance of any third party tender offer or exchange offer within fifteen calendar days after the commencement of such offer, or make any public statement inconsistent with the Company Board Recommendation,  except, in each case, as expressly permitted by this Agreement;

(iv)
use reasonable best efforts to convene the Company Meeting no later than 60 days after the mailing of the Information Circular, but in any event hold the Company Meeting no later than January 11, 2013, in the manner provided in the Interim Order, and, if and when reasonably requested by Digital River and the Purchaser, to adjourn or postpone the Company Meeting to a date no later than the Termination Date specified by Digital River and Purchaser;

(v)	provide notice to the Purchaser of the Company Meeting and allow representatives of Digital River and the Purchaser to attend the Company Meeting;

(vi)	conduct the Company Meeting in accordance with the Interim Order and Applicable Law; and

(vii)	take all such actions as may be required under the BCBCA to effect the Arrangement.

(b)
The Company will advise the Purchaser, not less than weekly and then at least on a daily basis on each of the seven Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution.

(c)	Except as permitted in this Agreement, the Company shall not adjourn, postpone or cancel the Company Meeting (or propose to do so), except:

(i)	if a quorum is not present at the Company Meeting;

(ii)	if required by Applicable Laws;

(iii)	if required by the Shareholders; or

(iv)	if otherwise requested by Digital River and the Purchaser in writing.

(d)
The Company shall provide the Purchaser with a copy of any purported exercise of the Dissent Rights and written communications with any Shareholder purportedly exercising such Dissent Rights and shall not settle or compromise any action brought by any present, former or purported holder of any of its securities in connection with the Arrangement or the other transactions contemplated by this Agreement, without the prior consent of the Purchaser.

(e)
In a timely and expeditious manner, the Company shall prepare (in consultation with the Purchaser) and file any mutually agreed (or as otherwise required by Applicable Laws) amendments or supplements to the Information Circular (which amendments or supplements shall be in a form satisfactory to the Purchaser, acting reasonably) with respect to the Company Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all Applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all Applicable Laws on the date of the mailing thereof.

(f)
Upon the request of the Purchaser, the Company will cause to be prepared and provide to the Purchaser lists of registered holders of all classes and series of securities of the Company, including a list of the registered Shareholders, holders of Options and holders of Warrants as well as a security position listing from each depositary of its securities, including The Canadian Depositary for Securities Limited, to the extent reasonably practicable, within five Business Days after the date on which the Purchaser requests such lists and will obtain and deliver to the Purchaser thereafter on demand supplemental lists setting out any changes thereto, all such deliveries to be in printed form and, if available, in computer-readable format.

(g)
Except for proxies and other non-substantive communications, the Company shall furnish promptly to the Purchaser a copy of each notice, report, schedule or other document or communication delivered, filed or received by the Company in connection with this Agreement, the Arrangement and the transactions contemplated in this Agreement, the Interim Order or the Company Meeting or any other meeting at which all the Shareholders are entitled to attend relating to special business, any filings made under any Applicable Law and any dealings or communications with any Governmental Entity, securities regulatory authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement.

2.4          Implementation Steps by the Purchaser

Subject to the terms of this Agreement, the Purchaser and Digital River will co-operate with, assist and consent to the Company seeking the Interim Order and the Final Order and, subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to Applicable Laws) of each of the conditions set forth in Article 5 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Entities necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to each of them.

2.5          Information Circular

(a)	Subject to the Purchaser and Digital River complying with Section 2.5(d), the Company will, in consultation with the Purchaser and Digital River:

(i)
as soon as reasonably practicable after the execution of this Agreement, prepare the Information Circular together with any other documents required by the BCBCA or Applicable Laws in connection with the approval of the Arrangement Resolution by the Shareholders at the Company Meeting;

(ii)
as soon as reasonably practicable after the date of this Agreement, and, in any event, not later than 15 Business Days after the date of this Agreement, cause the Information Circular to be filed with the SEC, and use its reasonable best efforts to resolve (and will communicate to the Purchaser and Digital River and cooperate with the Purchaser and Digital River in resolving) all SEC comments with respect to the Information Circular as promptly as practicable after receipt thereof;

(iii)
as soon as reasonably practicable, and in any event, not later than 5 Business Days after the clearance of all SEC comments (or, if earlier, the date on which the SEC notifies the Company that it will not review the Information Circular or the expiration of the 10-day period for the SEC to provide such notice), the Company will apply for, and submit the Information Circular in connection with the Interim Order; and

(iv)
as soon as reasonably practicable after the issuance of the Interim Order, and, in any event, not later than 5 Business Days following such issuance, cause the Information Circular to be sent to the Shareholders and filed as required by the Interim Order and Applicable Laws.

(b)
The Company shall ensure that the Information Circular complies in all material respects with Applicable Laws, and, without limiting the generality of the foregoing, that the Information Circular (including with respect to any information incorporated therein by reference) complies with the requirements of all United States Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than in each case with respect to any information furnished by the Purchaser and Digital River) and will provide the Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting.

(c)
The Company and the Purchaser will cooperate in the preparation, filing and mailing of the Information Circular. The Company will provide legal counsel to the Purchaser with a reasonable opportunity to review and comment on drafts of the Information Circular and other documents related thereto prior to filing the Information Circular with applicable Governmental Entities and mailing the Information Circular to the Shareholders and will give reasonable consideration to such comments. The Purchaser acknowledges that whether or not any revisions will be made to the Information Circular as a result of such comments will be determined solely by the Company acting reasonably, provided, however, that all information relating solely to the Purchaser and Digital River included in the Information Circular shall be in form and content satisfactory to the Purchaser, acting reasonably, and the Information Circular will in any event include a copy of the Fairness Opinion, the Company Board Recommendation, and the rationale for the Company Board Recommendation.

(d)
The Purchaser will, in a timely and expeditious manner, furnish the Company with all such information regarding the Purchaser and Digital River as may reasonably be required to be included in the Information Circular pursuant to Applicable Laws and any other documents related thereto. If requested by the Company, the Purchaser will provide to the Company a certificate of the Purchaser, signed by a director or officer of the Purchaser, certifying that the information relating to the Purchaser and Digital River contained in the Information Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

(e)
The Company and the Purchaser will each promptly notify the other if at any time before the Effective Date it becomes aware (in the case of the Company only with respect to the Company and in the case of the Purchaser only with respect to the Purchaser and Digital River) that the Information Circular or any other document referred to in Section 2.5(c) contains any misrepresentation or otherwise requires any amendment or supplement and promptly deliver written notice to the other Party setting out full particulars thereof.  In any such event, the Company and the Purchaser will cooperate with each other in the preparation, filing and dissemination of any required supplement or amendment to the Information Circular or such other document, as the case may be, and any related news release or other document necessary or desirable in connection therewith.

2.6          Court Proceedings

The Company will provide legal counsel to the Purchaser with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement prior to the service and filing of such materials and will give reasonable consideration to such comments. The Company will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. Subject to Applicable Law, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.6 or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that nothing herein shall require the Purchaser to agree or consent to any increase in the consideration payable under the terms of the Plan of Arrangement or any modification or amendment to such filed or served materials that expands or increases the Purchaser’s or Digital River’s obligations set forth in any such filed or served materials or under this Agreement or the Arrangement. In addition, the Company will not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that the Company or its legal counsel is advised of the nature of any submissions prior to the hearing. The Company will also provide legal counsel to the Purchaser on a timely basis with copies of any notice of appearance and evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether or not in writing, received by the Company or its legal counsel indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order.

2.7          Dissenting Shareholders

The Company will give the Purchaser:

(a)
prompt notice of any written notice of any dissent or purported exercise by any Shareholder of Dissent Rights, any withdrawal of such a notice, and any other instruments served pursuant to Dissent Rights and received by the Company; and

(b)
the opportunity to participate in all negotiations and proceedings with respect to any such dissent, notice or instrument. The Company shall not make any payment or settlement offer, or agree to any such settlement, prior to the Effective Time with respect to any such dissent, notice or instrument unless the Purchaser shall have given its written consent to such payment or settlement offer, as applicable.

2.8          Final Order

Subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, the Company shall forthwith take all actions necessary or desirable to submit the Arrangement to the Court and to apply to the Court for the Final Order (and in any event within seven Business Days after the approval of the Arrangement Resolution) in form and substance satisfactory to the Purchaser, acting reasonably. Upon receipt of the Final Order, the Company shall forthwith carry out the terms of the Final Order.

2.9          Payment of Consideration

The Purchaser will at or prior to the Effective Time, deposit or cause to be deposited with the Depositary cash in an aggregate amount sufficient to satisfy the payment obligations contemplated by Section 3.1(a), 3.1(b), and 3.1(e) of the Plan.

2.10        Arrangement

The Arrangement shall be completed on the terms and subject to the conditions contained in this Agreement and in the Plan of Arrangement.

2.11        Closing

Unless this Agreement is terminated pursuant to the provisions hereof, closing of the Arrangement shall occur at the offices of Clark Wilson LLP at 10 a.m., Vancouver time, on the Effective Date and each of them shall deliver to the other Parties hereto:

(a)
the documents required or contemplated to be delivered by it hereunder in order to complete, or necessary or reasonably requested to be delivered by it by one of the other Parties hereto in order to effect the Arrangement and the transactions contemplated herein, provided that each such document required to be dated the Effective Date shall be dated as of, or become effective on, the Effective Date and shall be held in escrow to be released upon the Arrangement becoming effective; and

(b)	written confirmation as to the satisfaction or waiver of all of the conditions in its favour contained in Article 5.

2.12  Filings

Subject to the rights of termination contained in Article 7, upon the Shareholders approving the Arrangement in accordance with the Interim Order, the Company obtaining the Final Order and the other conditions contained in Article 5 being complied with or waived, in consultation with the Purchaser, shall on the Effective Date file with the Registrar appointed under BCBCA the Arrangement Filings.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of Digital River and the Purchaser

Each of the Purchaser and Digital River hereby represents and warrants to the Company as of the date hereof and acknowledges that the Company is relying upon these representations and warranties in connection with the Arrangement and in entering into this Agreement:

(a)
Organization and Corporate Capacity. Digital River has been duly organized and is validly existing and in good standing under the Applicable Laws governing its formation. Digital River owns all of the issued and outstanding shares of the Purchaser. The Purchaser has been duly incorporated and validly exists under the BCBCA and has been formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

(b)
Authority. Each of the Purchaser and Digital River has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement and to complete the transactions and fulfil its obligations contemplated hereby. The execution and delivery of this Agreement and the completion by the Purchaser and Digital River of the transactions contemplated by this Agreement have been duly authorized by the directors of the Purchaser and Digital River, as the case may be, and no other corporate proceedings on the part of the Purchaser or Digital River, as the case may be, are necessary to authorize the execution and delivery by it of this Agreement or the Arrangement or the completion by the Purchaser and Digital River of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Purchaser and Digital River and constitutes legal, valid and binding obligations of the Purchaser and Digital River enforceable against the Purchaser and Digital River, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c)
Required Approvals. No authorization, licence, permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Entity is necessary for the execution and delivery by the Purchaser or Digital River of this Agreement, the performance by the Purchaser or Digital River of its obligations hereunder and the completion by the Purchaser and Digital River of the Arrangement, other than:

(i)	the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii)	the Final Order, and any filings required in order to obtain the Final Order;

(iii)	such filings and other actions required under Applicable Securities Laws as are contemplated by this Agreement;

(iv)	such filings and other actions required pursuant to the Competition Act or the Investment Canada Act, if and to the extent applicable; and

(v)
any authorizations, licences, permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make same would, or would reasonably be expected to, prevent or significantly impede or materially delay the completion of the Arrangement.

(d)
No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.1(c) and complying with applicable corporate, securities, competition and antitrust laws, the execution and delivery by each of the Purchaser and Digital River of this Agreement, the performance by each of the Purchaser and Digital River of its respective obligations hereunder and the completion of the transactions contemplated hereby do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i)	result in a contravention, breach, violation or default under any Applicable Law applicable to it;

(ii)	result in a contravention, conflict, violation, breach or default under its constating documents; or

(iii)
result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, any material agreement, contract, covenant, undertaking, commitment, instrument, licence, permit or authorization to which it is a party or by which it is bound, except, in the case of each of clauses (i) and (iii) above, as would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

(e)
Litigation. There are no claims, actions, suits, proceedings or investigations commenced against or involving the Purchaser or Digital River (whether in progress or, to the knowledge of the Purchaser, threatened) that, if adversely determined, would prevent or significantly impede or materially delay the completion of the Arrangement and, to the knowledge of Digital River, no event has occurred which might reasonably be expected to give rise to any such Proceeding. To the knowledge of Digital River, there is no judgment, writ, decree, injunction, rule, award or order of any Governmental Entity outstanding against the Purchaser or Digital River  that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

(f)
Sufficient Funds. Adequate arrangements have been made to ensure that at the Effective Time the Purchaser will have sufficient funds available to fully fund all of the obligations of the Purchaser under this Agreement, including funds sufficient to effect payment in full of the aggregate consideration to be paid to the Shareholders upon the terms contemplated by the Plan of Arrangement.

3.2          Representations and Warranties of the Company

Subject only to the disclosures set forth in the disclosure schedule delivered by the Company to Digital River and Purchaser as of even date herewith (the “Company Disclosure Schedule”), the Company hereby represents and warrants to the Purchaser and Digital River as follows as of the date hereof and acknowledges that the Purchaser and Digital River are relying upon such representations and warrants in connection with the Arrangement and the transactions contemplated herein and in entering into this Agreement:

(a)
Organization of the Company; Ownership of Company Subsidiaries. The Company and each Company Subsidiary has been duly organized and is validly existing and in good standing under the Applicable Laws governing its formation. The Company and each Company Subsidiary has full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted. The Company and each Company Subsidiary is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have, or reasonably be expected to have, a Material Adverse Effect on the Company.  The Company owns all outstanding securities of each Company Subsidiary, and there are no outstanding securities convertible into or exchangeable for any ownership interest in any such Company Subsidiary, nor any option agreement or other Company Contract providing for or requiring the issuance of any ownership interest (or any securities convertible or exchangeable into any such ownership interest) in any such Company Subsidiary, nor any profit participation rights, “phantom stock” or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly on any Company Subsidiary.

(b)
Authority. The Company has all necessary corporate power, authority and capacity to enter into this Agreement, and to complete the transactions and fulfil its obligations contemplated hereby. The execution and delivery of this Agreement by the Company and the completion by the Company of the transactions contemplated by this Agreement have been authorized by the Company Board and, other than the Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this Agreement or the Arrangement or the completion of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity.

(c)	Capitalization. The Company is authorized to issue 100,000,000 Shares, 150,000,000 Class A preferred stock and 150,000,000 Class B preferred stock. As of the date of this Agreement, there were:

(i)	28,246,684 Shares outstanding and no shares of either Class A preferred stock or Class B preferred stock outstanding;

(ii)	Options to acquire an aggregate of 5,125,300 Shares outstanding; and

(iii)	Warrants to acquire an aggregate of 70,000 Shares outstanding.

All outstanding Shares have been authorized and are issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. The Company does not have any shareholder rights plan or other similar plan, arrangement or commitment to issue Shares.  No Company Subsidiary owns any Shares.

(d)
Options and Warrants to Purchase Shares. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the Company to issue or sell any shares of the Company or any securities or obligations of any kind convertible into or exchangeable or exercisable for any shares of the Company other than 5,125,300 Options granted pursuant to the Company Stock Option Plans, all of which will have vested as a result of the transactions contemplated by this Agreement, and 70,000 Warrants issued pursuant to a prior private placement. As of the date hereof, there are no outstanding bonds, debentures or other evidences of indebtedness of the Company having the right to vote with the Shareholders on any matter. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding Shares or with respect to the voting or disposition of any outstanding Shares.  Schedule 3.2(d) of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of each outstanding Option granted under each Company Stock Option Plan and (A) the name of the holder of such Option, (B) the number of Shares subject to such Option, (C) the exercise price of such Option, (D) the date on which such Option was granted, (E) the applicable vesting schedule, and the extent to which such Option is vested and exercisable as of the date of this Agreement, and (F) the date on which such Option expires.  All Shares issuable under the Company Stock Option Plan and the Warrants will, upon issuance in accordance with the terms and conditions specified in the instruments to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(e)	Nasdaq Listing; SEC Filings; Internal Controls; Sarbanes-Oxley Act Compliance.

(i)	The outstanding Shares are listed on Nasdaq.

(ii)
The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since March 31, 2010 (the “Company SEC Documents”). All such Company SEC Documents that it has so filed or furnished prior to the date hereof are available on EDGAR. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied in all material respects with the applicable requirements of the United States Securities Laws applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(iii)
The Company and the Company Subsidiaries have established and maintain a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient, on a consolidated basis, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, and includes those policies and procedures that meet the requirements of Rules 13a – 15(f) and 15d – 15(f) of the Exchange Act.

(iv)
The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act and the Sarbanes-Oxley Act (as defined below) with respect to such reports.  To the knowledge of the Company, it has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(v)
Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made and filed with or furnished to the SEC, as applicable, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate in all material respects as of the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of the Company Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of the Company Subsidiaries. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

(f)	Disclosure Filings. The Company:

(i)	is a reporting issuer in British Columbia and the United States;

(ii)	is not subject to any cease trade order under Applicable Securities Laws; and

(iii)	is current with all material filings required to be made under Applicable Securities Laws.

(g)
The Company Disclosure Documents. The information and statements contained in the Company Disclosure Documents at the respective dates of such information and statements (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof):

(i)
did not contain a material misrepresentation and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and

(ii)	complied, in all material respects, with Applicable Securities Laws.

The Company has not filed any confidential material change, confidential treatment requests or other report or other document with any Securities Authority or stock exchange which at the date hereof remains confidential.

(h)	Absence of Certain Changes or Events. Other than as disclosed in the Company Disclosure Documents, since March 31, 2012:

(i)	the Company and each Company Subsidiary has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	the Company has not incurred or suffered a Material Adverse Change;

(iii)	there has not been any acquisition or sale by the Company or any Company Subsidiary of any material property or assets;

(iv)
there has not been any incurrence, assumption or guarantee by the Company or any Company Subsidiary of any debt for borrowed money, any creation or assumption by the Company or any Company Subsidiary of any Encumbrance, any making by the Company or any Company Subsidiary of any loan, advance or capital contribution to or investment in any other person;

(v)	the Company has not effected any material change in its accounting methods, principles or practices;

(vi)	the Company has not declared or paid any dividends or made any other distributions on any of the Shares;

(vii)	the Company has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Shares;

(viii)
other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by the Company or any Company Subsidiary to any of its directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of Options pursuant to the Company Stock Option Plan) to, for or with any of such directors, officers, employees or consultants; and

(ix)
except for amendments to the Company Stock Option Plans which may be required to give effect to the transactions contemplated by this Agreement, neither the Company nor any Company Subsidiary has adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan.

(i)
Financial Statements, Guarantees and Commitments. The financial statements of the Company forming part of the Company Disclosure Documents have been prepared in accordance with IFRS and fairly present in all material respects the consolidated financial condition of the Company at the respective dates indicated therein and the results of operations of the Company for the periods covered therein.  Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Company Contract (including any Company Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or Company Subsidiary’s published financial statements or other Company SEC Documents. The Company does not have any liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, not reflected in the audited consolidated financial statements of the Company for the period ended March 31, 2012, except liabilities and obligations incurred in the ordinary and regular course of business or which liabilities or obligations do not in the aggregate exceed US$25,000.

(j)
No Conflict or Violation. Subject to receipt of the approvals set out in subsection 3.2(u) hereof, the execution and delivery of this Agreement and the completion of the Arrangement and the transactions contemplated herein, do not and will not:

(i)	result in a violation, contravention or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

(A)	the articles or by-laws of the Company or any Company Subsidiary,

(B)	any Applicable Law, or

(C)	any Material Company Contract;

(ii)
give rise to any right of termination or acceleration of material indebtedness, or cause any material indebtedness owing by the Company or any Company Subsidiary to come due before its stated maturity or cause any available material credit to cease to be available;

(iii)
result in the imposition of any Encumbrance upon any material property or assets of the Company or any Company Subsidiary or materially restrict, hinder, impair or limit the ability of the Company or any Company Subsidiary to conduct business as and where it is now being conducted; or

(iv)
result in any material (individually or in the aggregate) payment (including severance, unemployment compensation, “golden parachute”, bonus or otherwise) becoming due to any director, officer or employee of the Company or any Company Subsidiary or increase any benefits otherwise payable under any pension or benefits plan of the Company or any Company Subsidiary or result in the acceleration of the time of payment or vesting of any such benefits.

(k)
No Contracts or Commitments. There are no agreements, covenants, undertakings or other commitments of or on behalf of the Company or any Company Subsidiary under which the completion of the Arrangement or other transactions contemplated herein would:

(i)	have the effect of imposing material restrictions or obligations on the Company;

(ii)
give a third party a right to terminate any Company Contract to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary is or may be entitled to receive future payments in excess of US$25,000, or without which the Company or any Company Subsidiary would be unable to conduct its business as currently conducted in all material respects;

(iii)	impose restrictions on the ability of the Company or any Company Subsidiary to pay any dividends or make other distributions to its shareholders; or

(iv)	otherwise, individually or in the aggregate, have a Material Adverse Effect on the Company.

(l)
Brokers. A true and complete copy of all arrangements or agreements with the Financial Advisor (the “Financial Advisor Agreement”) and the Broker (the “Broker Agreement”) have been provided to Digital River and the Purchaser. Other than pursuant to the Financial Advisor Agreement and the Broker Agreement in connection with the transactions contemplated herein, neither the Company nor any Company Subsidiary has agreed to pay any brokerage fees, finder’s fees, financial advisory fees, agent’s commissions or other similar compensation in connection with this Agreement or the Arrangement or the transactions contemplated herein.

(m)
Compliance with Laws. To their knowledge, the Company and each Company Subsidiary has complied in all material respects with all Applicable Laws, orders, judgments and decrees. Without limiting the generality of the foregoing, all outstanding securities of the Company (including Shares, Options and Warrants) have been issued in compliance, in all material respects, with all Applicable Securities Laws and all securities of the Company to be issued upon exercise of any Options or Warrants will be issued in compliance with all Applicable Securities Laws.

(n)
Litigation. There are no claims, actions, suits, proceedings or investigations commenced or, to the knowledge of the Company, threatened or contemplated, against or affecting the Company or any Company Subsidiary or affecting any of their respective properties or assets before any Governmental Entity or before or by any person or before any arbitrator of any kind which, individually or in the aggregate, would prevent or hinder the consummation of the Arrangement or the transactions contemplated herein or which, individually or in the aggregate, involve the possibility of any judgment or liability in excess of US$25,000 or that would, or would reasonably be expected to, have a Material Adverse Effect on the Company. There is no pending or, to the knowledge of the Company, threatened claim against the Company or any Company Subsidiary which affects any assets or property of the Company or any Company Subsidiary.

(o)
No Insolvency. No act or proceeding has been taken by or against the Company or any Company Subsidiary in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Company or any Company Subsidiary nor, to the knowledge of the Company, is any threatened, or the appointment of a trustee, receiver, manager or other administrator of the Company or any Company Subsidiary properties or assets. Neither The Company nor any Company Subsidiary has sought protection under the Bankruptcy and Insolvency Act (Canada) or the Creditors Arrangement Act (Canada) or similar legislation. Neither the Company’s nor any Company Subsidiary’s properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of the Company or any Company Subsidiary to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would or could materially impede the completion of the Arrangement or the transactions contemplated by this Agreement.

(p)
Books and Records. The corporate records and minute books of the Company and each Company Subsidiary have been maintained in accordance with all Applicable Laws and are complete and accurate in all material respects.  Financial books and records and accounts of the Company and each Company Subsidiary in all material respects:

(i)	have been maintained in accordance with good business practices on a basis consistent with prior years and past practice;

(ii)	are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of property or assets of the Company or such Company Subsidiary; and

(iii)	accurately and fairly reflect the basis for the consolidated financial statements of the Company.

All of the directors and officers of the Company and each Company Subsidiary are listed in the minute books of the Company or such Company Subsidiary.

(q)
The Company Contracts. All Company Contracts are valid and subsisting, in full force and effect unamended, no material default exists in respect thereof on the part of the Company or, to the knowledge of the Company, on the part of any of the other parties thereto. Neither the Company nor, to the best knowledge of the Company, after due inquiry, any agent or consultant acting on behalf of the Company is aware of any intention on the part of any of the other parties thereto to terminate or materially alter any of the Company Contracts. Schedule 3.2(q) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Contracts that:

(i)	would be a considered a “material contract” (as such term is defined in Item 601(b)(10) of Regulations S-K under the Securities Act);

(ii)	is a customer, client or supply agreement under which the Company or any Company Subsidiary may be entitled to pay or receive future payments in excess of US$25,000;

(iii)
contains any non-compete or exclusivity provisions that purport to (A) limit, curtail, or restrict the ability of the Company or any Company Subsidiary to compete in any geographic area or line of business in any material respect or (B) restrict the person to whom the Company or any Company Subsidiary may sell products or deliver services in any material respect;

(iv)	creates any partnership, limited liability company, joint venture, or other similar agreement or contract with a third party;

(v)	provides for the acquisition, sale, lease, exchange or option to purchase any material properties or assets of the Company or any Company Subsidiary;

(vi)	provides for the Company or any Company Subsidiary to indemnify or hold harmless any director or officer of the Company or any Company Subsidiary;

(vii)
is a loan or credit agreement, mortgage, indenture, note or other contract or instrument evidencing indebtedness for borrowed money by the Company or any Company Subsidiary or pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any Company Subsidiary;

(viii)	provides for interest rate caps, collars or swaps, currency hedging or any other similar arrangement to which the Company or any Company Subsidiary is a party;

(ix)	relates to the voting or registration for sale under the Securities Act of any securities of the Company or any Company Subsidiary;

(x)
is material to the business or financial condition of the Company or any Company Subsidiary and provides for (A) the lease or rental of any property, (B) the provision of consulting services by or to the Company, (C) the license to or from any other person of any Intellectual Property Rights, (D) the development of software or other Technology by or for the Company or any Company Subsidiary, or (E) any right of first refusal or first negotiations; or

(xi)
any other Company Contract that is otherwise material to the operation of the business of the Company or any Company Subsidiary as currently conducted or that was entered into outside of the ordinary course of business.

The Company Contracts identified on Schedule 3.2(q) of the Company Disclosure Schedule are referred to as the “Material Company Contracts”.  The Company has made available to Digital River and the Purchaser complete and correct copies of all Material Company Contracts, including all amendments thereto and waivers of any rights thereunder entered into or granted through the date of this Agreement.

(r)	Tax Matters.

(i)
The Company and each Company Subsidiary has filed or caused to be filed in a timely manner all Tax Returns required to be filed by it (all of which Tax Returns were correct and complete in all material respects and no material fact has been omitted therefrom) and has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all Taxes that are due and payable, collectible and remittable. No extension of time in which to file any Tax Returns is in effect. The Company and each Company Subsidiary has provided adequate accruals in accordance with IFRS in all published consolidated financial statements for any Taxes for the period covered by such financial statements which have not been paid, whether or not shown as being due on any Tax Returns. Since such publication date, no material liability for Taxes not reflected in such consolidated financial statements has been incurred or accrued by the Company or any Company Subsidiary other than in the ordinary and regular course of business. No lien for Taxes has been filed or exists other than for Taxes not yet due and payable.

(ii)
All Taxes have been paid or made by the Company or a Company Subsidiary in respect of the Company Assets. There are no reassessments of Taxes in respect of the Company or any Company Subsidiary that are outstanding and there are no outstanding issues which have been raised and communicated to the Company or any Company Subsidiary by any Governmental Entity for any taxation year in respect of which a Tax Return of the Company or any Company Subsidiary has been audited. No governmental Entity has challenged, disputed or questioned the Company or any Company Subsidiary in respect of any Taxes or Tax Returns. Neither the Company nor any Company Subsidiary is negotiating any draft assessment or reassessment with any Governmental Entity. Neither the Company nor the Company Subsidiary is aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment of the Company or any Company Subsidiary, including, without limitation, unreported benefits conferred on any shareholder, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice other than as disclosed in the consolidated financial statements of the Company. Neither the Company nor the Company Subsidiary has received any indication from any Governmental Entity that an assessment or reassessment of the Company or any Company Subsidiary is proposed in respect of any Taxes, regardless of its merits.  Neither the Company nor any Company Subsidiary has executed or filed with any Governmental Entity any agreement or waiver extending the period for the assessment, reassessment or collection of any Taxes.

(iii)
The Company and each Company Subsidiary has withheld from each payment made to any of its present or former employees, officers and directors, and to all other persons, all amounts required by Applicable Law to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Entity. The Company and each Company Subsidiary has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees, agents and consultants, as applicable, and has remitted such amounts to the proper Governmental Entity within the time required under Applicable Laws. The Company and each Company Subsidiary has charged, collected and remitted on a timely basis all Taxes required under Applicable Laws on any sale, supply or delivery whatsoever, made by them.

(s)
Pension and Employee Benefits. The Company and each Company Subsidiary has complied, in all material respects, with all of the provisions of any collective agreement, funding and investment contract or obligation applicable thereto, arising under or relating to each plan, program, policy, agreement, pension, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, whether written or oral, that are maintained by or binding upon the Company or any Company Subsidiary, and each such plan, program, policy, agreement, pension, collective bargaining agreement or other arrangement was established and has been maintained in compliance in all material respects with all Applicable Laws, and there are no unfunded liabilities with respect to the same.  Schedule 3.2(s) of the Company Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of each material plan, program, policy, agreement, pension, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, whether written or oral, that are maintained by or binding upon the Company or any Company Subsidiary.  The Company has made available to Digital River and the Purchaser correct and complete copies of all of the foregoing plans and any amendments thereto that in each case are in effect as of the date of this Agreement, and, to the extent applicable, all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future, and all communications with or from any Governmental Entity in the last three (3) fiscal years regarding such plans.  There are no audits, inquiries or litigation pending, or to the knowledge of the Company, threatened with respect to any of the foregoing plans, programs, policies, agreements, pensions, collective bargaining agreements or other arrangements.

(t)
The Company Board Approval. The Company Board, after a positive recommendation by the Special Committee, by resolutions duly adopted at a meeting of all Company directors duly called and held, and the independent directors of the Company Board, voting separately;

(i)	have approved the Arrangement and the transactions contemplated herein and authorized the entering into of this Agreement, the execution thereof and the performance of its provisions by the Company;

(ii)	have determined that the Arrangement is fair to the Shareholders and that the Arrangement is in the best interests of the Company; and

(iii)
will, except as otherwise permitted by this Agreement, make the Company Board Recommendation at the Company Meeting, in the Information Circular, and in any other solicitation relating to the Arrangement Resolution.

Such resolutions have not subsequent to the date of their adoption been rescinded or modified in any manner.

(u)
Consents; Takeover Statutes. No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other person is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement. No consent, approval, order or authorization of or declaration or filing with, any Governmental Entity is required to be obtained or made by the Company or any Company Subsidiary in connection with the Arrangement and the transactions contemplated herein other than:

(i)	any approvals required by the Interim Order;

(ii)	any approvals required by the Final Order;

(iii)	any filings or approvals required under the rules and policies of Nasdaq, the BCBCA or under Applicable Securities Laws;

(iv)	such Filings and other actions required pursuant to the Competition Act or the Investment Canada Act, if and to the extent applicable; and

(v)
any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity with respect to which the failure to obtain or make the same would, or would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

No “fair price”, “moratorium”, “control share acquisition”, “business combination” or similar anti-takeover statute or regulation enacted under any Applicable Laws is applicable to this Agreement, the Arrangement, or any of the other transactions contemplated hereby.

(v)	Intellectual Property; Software and other Technology.

(i)
The Company or a Company Subsidiary owns sole and exclusive right, title and interest in and to, or has validly licensed (and is not in material breach of such licenses), all patents, trademarks, trade names, service marks, copyrights, trade secrets, software, technology and all other intellectual property and proprietary rights that are material to the conduct of the business, as presently conducted, of the Company and each Company Subsidiary (collectively, the “Intellectual Property Rights”), free and clear of all Encumbrances.  Schedule 3.2(v)(i) of the Company Disclosure Schedule contains a complete and correct list, as of the date hereof, of all Intellectual Property Rights that are the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Entity or authorized private registrar, including registered trademarks, registered copyrights, issued patents, domain name registrations, and pending applications for any of the foregoing, and identifies whether such Intellectual Property Rights are owned or are subject to license (and, if licensed, the material terms of such license).  Each employee of the Company and each of the Company Subsidiaries that was involved in the development or creation of Intellectual Property Rights has executed a proprietary invention assignment agreement in the substantially the form(s) as delivered to Digital River and the Purchaser.  No such employee of the Company or any Company Subsidiary has excluded works or inventions made prior to his or her employment with the Company or any Company Subsidiary from his or her assignment of inventions pursuant to such employee’s invention assignment agreement.  Neither the Company nor any Company Subsidiary, nor any of their respective employees during the course of their employment, have participated in, contributed to, or submitted materials for any industry setting standards organization that would, whether under law, in equity or under the policies, procedures, rules or regulations of such organization, adversely affect the Company’s or any Company Subsidiary’s rights in any Intellectual Property Rights.

(ii)	The Intellectual Property Rights are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and the Company Subsidiaries.

(iii)
To the knowledge of the Company, all of the Intellectual Property Rights are valid and enforceable, and no event will occur as a result of the transactions contemplated hereby that would render invalid or unenforceable any of the Intellectual Property Rights, except for such invalidity or unenforceability as would not reasonably be expected to materially and adversely impact the conduct of the Company’s or any Company Subsidiary’s business as presently conducted.  To the knowledge of the Company, neither the Technology nor the business of the Company and the Company Subsidiaries as presently conducted infringes any third party’s intellectual property or proprietary rights, except for such infringements as would not reasonably be expected to materially and adversely impact the conduct of the Company’s or any Company Subsidiary’s business as presently conducted.

(iv)	To the knowledge of the Company, no third party is infringing upon the Intellectual Property Rights in any material respect.

(v)
All hardware, software and firmware, processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Company and the Company Subsidiaries (collectively, the “Technology”) are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and the Company Subsidiaries.

(vi)
The Company or a Company Subsidiary owns or has validly licensed (and are not in material breach of such licenses) the Technology and has commercially reasonable virus protection, security, back-up and recovery systems in place in relation to the Technology.

(vii)
As used in this subsection, the term “Open Source Materials” shall mean all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).  To their knowledge, neither the Company nor any Company Subsidiary has used Open Source Materials in any manner that would, with respect to any product or service offered by the Company or a Company Subsidiary (i) require its disclosure or distribution in course code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company or any Company Subsidiary with respect to any Company Intellectual Property Rights or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property Rights, or (v) impose any other material limitation, restriction, or condition on the rights of the Company with respect to its use or distribution.

(viii)
Excluding any tools that are commercially available at a cost of less than US$10,000 and are used in their generally available form, the Company or a Company Subsidiary has all right, title, and interest in or right to use all software development tools currently in use by the Company or a Company Subsidiary in connection with its products, services, or Technology or that are otherwise necessary in the conduct of its business as currently conducted, and will continue to enjoy such rights following the consummation of the Arrangement.  To the extent that any Material Company Contract provides for the development by another person of any software or hardware to be utilized by the Company or a Company Subsidiary in the conduct of its business: (i) such development has been timely completed in accordance with the terms of such Material Company Contract; and (ii) to the knowledge of the Company, there are no facts and circumstances from which it could reasonably be inferred that the other person who is a party to such Material Company Contract will fail to meet any milestones or any final delivery date specified in such Material Company Contract, or otherwise materially breach such Material Company Contract.

(w)	Residency. The Company is not a non-resident of Canada for purposes of the Tax Act.

(x)
Fairness Opinion.   The Company has received the Fairness Opinion of the Financial Advisor (and, if it is in writing, has provided a copy of such opinion to Digital River) and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

(y)	Compliance with Laws and Other Requirements.

(i)
To their knowledge, the Company and each Company Subsidiary is, and at all times has been, in compliance with all Applicable Laws in all material respects (including without limitation the Personal Information Protection and Electronic Documents Act). Neither the Company nor any Subsidiary has received any notice or other communication from any Governmental Entity or person regarding any actual or possible violation of, or failure to comply with, any Applicable Laws. Without limiting the generality of the foregoing, the Company has complied in all material respects with the Fair Debt Practices Act, the Federal Fair Credit Reporting Act, the National Automated Clearing House Association Operating Rules, and the requirements of the Payment Card Industry’s Security Standard, as applicable.

(ii)
Neither the Company nor any Company Subsidiary (A) export products, software or technology from the United States except intercompany among the Company and the Company Subsidiaries in Canada and the United States, (B) has pending or, to the Company’s knowledge, threatened claims against the Company or any Company Subsidiary with respect to export licenses or other export approvals from any Governmental Entity, (C) to the Company’s knowledge, has any actions, conditions, or circumstances pertaining to the Company’s or any Company Subsidiary’s exports of product, software or technology that may give rise to any future claims, or (D) hold export licenses.  Data related to historical transactions transacted two or more years ago for which Company or any Company Subsidiary has processed any payments has never been retained for a period of more than two years, is now unavailable, and does not exist in the United States or Canada on any server, in any archive, back-up tape, database or in any other capacity.

(iii)
The Company has at all times provided adequate notice of, and complied with, its privacy practices in its privacy policy or policies in all material respects. The privacy policies of the Company, Company Subsidiaries and their respective subcontractors processing personal and user information on their behalf conform in all material respects, and at all times have conformed in all material respects, to all of the Company’s and the Company Subsidiaries’ respective contractual commitments to their customers and the viewers of all Internet websites owned, maintained or operated by or on behalf of the Company or any Company Subsidiary (collectively, the “Company Websites”). With respect to all personal and user information described in this subsection, the Company has at all times taken all commercially reasonable efforts necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security, but in no event less than Payment Card Industry Data Security Standards or the most restrictive legislative, regulatory or other binding requirements regarding information security applicable to Company and the Company Subsidiaries, whichever is more stringent) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  Neither Company nor any Company Subsidiary has identified the access to, or exposure of, personal or user information to an unauthorized third party.

(z)	Title to Assets.

(i)	Neither the Company nor any Company Subsidiary owns any real property.

(ii)
Section 3.2(z) of the Company Disclosure Schedule contains a complete and correct list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of the Company Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property.  Complete and correct copies of all agreements under which the Company or any Company Subsidiary thereof is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been delivered or made available to Digital River.

(iii)
The Company or one of the Company Subsidiaries has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of their other material tangible properties and assets, free and clear of all Encumbrances except (A) statutory liens securing payments not yet due, and (B) such other imperfections or irregularities of title or other Encumbrances that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted.

(iv)
The Company or one of the Company Subsidiaries is the lessee or sublessee of all Leased Real Property.  Each of the Company and such Company Subsidiaries enjoys peaceful and undisturbed possession under all Real Property Leases.

(aa)
Insurance.  Schedule 3.2(aa) of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or the Company Subsidiaries (the “Policies”).  Neither the Company nor the Company Subsidiaries is in material breach or default, and neither the Company nor any of the Company Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies.  No notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any of the Policies.  The consummation of the Arrangement, in and of itself, will not cause the termination, revocation or cancellation of any Policy.

3.3          Survival of Representations and Warranties

The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished on the Effective Date. Any investigation by Digital River or the Purchaser or the Company and their respective advisors shall not mitigate, diminish or affect the representations and warranties contained in this Agreement.

ARTICLE 4
COVENANTS

4.1          Covenants of the Company

The Company hereby covenants and agrees with the Purchaser and Digital River that, prior to the Effective Date, except with the prior written consent of the Purchaser or other than as expressly contemplated or permitted by this Agreement:

(a)
Except as otherwise provided in this Agreement, the Company shall, and shall cause each Company Subsidiary to, conduct its business only in, not take any action except in, and maintain its facilities in, the ordinary and regular course of business consistent with past practice and it shall use its best efforts to maintain and preserve its business organization and assets.

(b)
The Company shall keep the Purchaser fully informed as to all material decisions or actions required or required to be made with respect to the operations of the business of the Company or any Company Subsidiary, and will allow representatives of the Purchaser and Digital River to participate in any such material decision making process. The Company shall grant the representatives of the Purchaser and Digital River access to the properties, assets, books and records of the Company or any Company Subsidiary as the Purchaser or Digital River may reasonably request.

(c)
Except as otherwise permitted in this Agreement or in connection with the Arrangement, the Company will not, directly or indirectly, do or permit to occur, and will cause each Company Subsidiary not to, directly or indirectly, do or permit to occur, any of the following:

(i)
issue, sell, or agree to issue or sell, or pledge any Shares, Options, Warrants, calls, conversion privileges or rights of any kind to acquire any shares or other securities, or create any Encumbrance on any Shares, other than the issuance of Shares pursuant to the exercise of Options or Warrants outstanding on the date hereof in accordance with their terms as of the date hereof;

(ii)
amend or propose to amend its constating documents or, except as agreed to with the Purchaser or contemplated in the Plan of Arrangement, any of the terms of Options or Warrants as they exist on the date hereof;

(iii)	split, combine or reclassify any of the shares or declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to any shares;

(iv)	redeem, purchase or offer to purchase any Shares and, other than pursuant to the Company Stock Option Plans or outstanding Warrants;

(v)
adopt any resolution or enter into any agreement providing for an amalgamation, merger, consolidation, reorganization, liquidation, dissolution or other extraordinary transaction, adopt any plan of liquidation or reorganize, amalgamate or merge with any other person;

(vi)
sell, pledge, lease, encumber or otherwise dispose of any assets or property or any interest therein and, except as contemplated herein, sell, pledge, encumber, lease or otherwise dispose of any other material properties or assets;

(vii)
except in the ordinary and regular course of business (up to an amount not to exceed, in the aggregate, US$25,000) or as required by Applicable Laws, enter into or modify in any material respect any contract, agreement, licence, franchise, lease transaction, commitment or other right or obligation or arrangement including, without limitation, any Company Contract;

(viii)
make any investment in any person except in the ordinary and regular course of business, or acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any person or any material properties or assets;

(ix)
incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, or make any loans or advances other than in the ordinary and regular course of business;

(x)	authorize, recommend, propose or agree to any release or relinquishment of any standstill agreement or of any other material contractual right;

(xi)	except in the ordinary course of business, enter into any hedges, swaps or other similar financial instruments or transactions;

(xii)	enter into any agreements with its directors or officers or their respective affiliates or associates other than in the ordinary and regular course of business;

(xiii)	change any accounting method, principle or practice except for any changes as a result of transition to IFRS or changes as required by Applicable Laws;

(xiv)
make or change any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, (other than in the ordinary and regular course of business or as required by Applicable Laws); or

(xv)	authorize, propose, permit or agree to any of the foregoing.

(d)
The Company shall not directly or indirectly, and shall cause each Company Subsidiary not to, directly or indirectly, enter into new commitments of a capital expenditure nature or incur any new contingent liabilities other than:

(i)	ordinary course expenditures where the amount of such other expenditures does not exceed US$25,000 in the aggregate;

(ii)	expenditures required by Applicable Law;

(iii)	expenditures made in connection with the Arrangement and the transactions contemplated in this Agreement;

(iv)	(without duplication) expenditures required by any of the Company Contracts; and

(v)	(without duplication) capital expenditures required to prevent the occurrence of a Material Adverse Effect on the Company.

(e)
The Company and each Company Subsidiary shall not create any new obligations or liabilities or modify or in any manner amend any existing obligations and liabilities to pay any amount, including loan amounts, to officers, directors, employees or consultants of the Company or any Company Subsidiary other than for salary, bonuses and directors’ fees and options in the ordinary course, in each case in amounts consistent with past practice, or obligations or liabilities arising in the ordinary and regular course of business prior to the Effective Time.

(f)
The Company and each Company Subsidiary shall not adopt or amend or make any contribution to any profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees except in the ordinary course or except as required to give effect to the Arrangement.

(g)
Except as otherwise provided in this Agreement, the Company shall not, and shall cause each Company Subsidiary not to, otherwise take any action that could reasonably be expected to interfere with or be inconsistent with the completion of the Arrangement or the other transactions contemplated in this Agreement.

(h)
The Company and each Company Subsidiary shall use reasonable best efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

(i)	The Company and each Company Subsidiary shall use reasonable best efforts:

(i)	to preserve intact its business organizations and the rights under the Company Contracts;

(ii)	to not do anything or fail to do anything which could lead to a breach under any Company Contract;

(iii)	to keep available the services of its officers, employees, agents and consultants listed as agreed by the parties upon execution of this Agreement;

(iv)	to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it;

(v)	to not take any action which could reasonably be expected to be prejudicial to any of the property or assets of the Company or any Company Subsidiary; and

(vi)
to not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at any time prior to the Effective Date if then made.

(j)
The Company and each Company Subsidiary will not engage in any business, enterprise or other activity different from that carried on by it at the date of this Agreement that could reasonably be expected to have a Material Adverse Effect on the Company, or enter into any transaction or incur (except in respect of obligations or liabilities to which it is already legally subject or are contemplated by this Agreement) any material obligation, expenditure or liability other than in the ordinary and regular course of business as presently conducted.

(k)
The Company will furnish to the Purchaser such information, in addition to the information contained in this Agreement, relating to the Company and its business, property and assets as may reasonably be requested by the Purchaser, and such information and any other information relating to the Company or any Company Subsidiary provided by the Company to the Purchaser will be true and complete in all material respects and will not contain a misrepresentation.

(l)
Except as otherwise required by Applicable Laws and subject to reasonable best efforts, the Company shall not, and shall cause each Company Subsidiary not to, take any action, or refrain from taking any action, or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or that would reasonably be expected to materially impede the completion of the Arrangement or the transactions contemplated herein or would render, or that could reasonably be expected to render, any representation or warranty made by the Company in this Agreement untrue or inaccurate in any material respect at any time prior to the Effective Time if then made, or that would or could have a Material Adverse Effect on the Company.

(m)	The Company will promptly notify the Purchaser in writing if:

(i)	the Company obtains knowledge that any of the representations and warranties of the Company in this Agreement are untrue or inaccurate in any material respect;

(ii)	there has been any breach of any covenant or agreement of the Company contained in this Agreement; or

(iii)	there has been any Material Adverse Change in respect of the Company.

In addition, if at any time and from time to time the Purchaser shall reasonably request such a certificate, forthwith following a request from the Purchaser, the Company shall deliver to the Company a certificate of a director or officer of the Company certifying that the representations and warranties made by the Company herein are true and correct in all material respects as if made on the date of such certificate.

(n)
Subject to Applicable Laws relating to the exchange of information, the Company shall, and shall cause each of the Company Subsidiaries to, upon reasonable notice, afford to Digital River and Digital River’s representatives reasonable access during normal business hours to all of the Company’s and the Company Subsidiaries’ properties, books, Material Company Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form, and including all material environmentally related audits, studies, reports, analyses and results of investigations performed with respect to the currently or previously owned leased or operated properties of the Company or any of the Company Subsidiaries), and to their respective, officers, employees, accounts, counsel, financial advisors and other representatives, and to all other information concerning the Company and the Company Subsidiaries’ and their business, properties and personnel as Digital River may reasonably request, including without limitation for purposes of confirming the accuracy of the representations set forth in Section 3.2(y)(ii).  The Company shall furnish promptly to Digital River a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Applicable Securities Laws and a copy of any communication (including SEC “comment letter”) received by the Company from any Securities Authority concerning compliance with Applicable Securities Laws.  No investigation, or information received, pursuant to this Section 4.1(n) will modify any of the presentations and warranties of the parties hereto.

(o)
The Company shall use reasonable best efforts to take, to cause the Company Subsidiaries to take, or otherwise cause to be taken, all actions and to do, to cause the Company Subsidiaries to do, or otherwise cause to be done, all things necessary to consummate and make effective as promptly as is practicable the Arrangement and the other transactions contemplated in this Agreement, including the execution and delivery of such documents as the Purchaser may reasonably request, and shall use reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, approvals and filings under Applicable Securities Laws, Nasdaq, and submissions of information requested by Governmental Entities, and to otherwise satisfy or cause to be satisfied all conditions to Closing.

(p)
The Company shall cooperate, and shall cause the Company Subsidiaries and their respective affiliates, officers, employees, agents, auditors and representatives reasonably to co-operate, in preparing and filing all Tax Returns, resolving all disputes and audits with respect to all applicable periods relating to Taxes, and in any other matters relating to Taxes, including by maintaining and making available to the Purchaser all books, records and other information of the Company related to Taxes and shall timely pay all Taxes arising before the Effective Date.

(q)
The Company shall execute and deliver, or cause to be executed and delivered, such customary agreements, certificates, resolutions and other documents and instruments as may be requested by the other Parties hereto, all in form satisfactory to the other Parties hereto, acting reasonably, necessary or required in order to complete the Arrangement and the other transactions contemplated herein.

(r)	The Company shall not amend the terms of the Financial Advisor Agreement or the Broker Agreement without the approval of the Purchaser.

(s)	The Company shall use its reasonable best efforts to obtain the consent of each holder of options issued under the Company’s 1996 Stock Option Plan to the Arrangement.

(t)
So that it will be operational as of the Effective Date, the Company shall implement and enable functionality such that Digital River and/or the Purchaser may, via automated functionality, restrict (i) processing of payments for transactions with certain consumers, and (ii) engaging in business with certain entities, based upon the consumer or entity’s geographical location, nation of origin, or identification on applicable restricted parties lists.

4.2          Covenants of the Company Regarding Non-Solicitation

(a)
The Company shall, and the Company shall direct and cause the Company Subsidiaries and their respective representatives and their respective representatives (including, without limitation, the Company’s advisors and investment bankers) to, immediately cease and cause to be terminated any solicitation, encouragement, activity, discussion, negotiation or process with any person that may be ongoing with respect to any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal whether or not initiated by the Company, until termination of this Agreement pursuant to Article 7. The Company and each Company Subsidiary will discontinue access to any other third party (other than Digital River, the Purchaser, or their representatives) to any data room (virtual or otherwise) and promptly request the return or deletion from all data retrieval systems and data bases or destruction of all confidential information regarding the Company or any Company Subsidiary previously provided to any person (other than Digital River and the Purchaser) and use reasonable best efforts to ensure that such requests are honoured. The Company further agrees not to release any such person from any standstill or confidentiality agreement or provision to which such person is a party with the Company and to take all actions required to enforce such standstill and confidentiality agreements and provisions.

(b)
Subject to subsection 4.2(d) and Section 4.3, the Company hereby covenants and agrees that it shall not, and the Company shall not authorize or permit any Company Subsidiary or any of their respective representatives (including, without limitation, the Company’s advisors and investment bankers) directly or indirectly, to:

(i)
make, solicit, initiate, encourage, entertain, promote or facilitate, including by way of furnishing information, permitting any visit to facilities or properties of the Company or entering into any form of agreement, written or verbal, any inquiries or the making of any proposal which does or could constitute an Acquisition Proposal or potential Acquisition Proposal;

(ii)	participate, directly or indirectly, in any discussions or negotiations regarding any Acquisition Proposal or potential Acquisition Proposal;

(iii)
withdraw, modify, qualify or change in a manner adverse to Digital River or the Purchaser, or publicly state that it intends to withdraw, modify, qualify or change in a manner adverse to Digital River or the Purchaser, the Company Board Recommendation (it being understood that failing to affirm the Company Board Recommendation after an Acquisition Proposal has been publicly announced shall be considered a modification which is adverse to Digital River or the Purchaser for the purposes of this subsection if the Company Board has not affirmed the Company Board Recommendation on the date which is the earlier of:

(A)	15 calendar days after the date on which the Acquisition Proposal has been publicly announced; and

(B)	five Business Days prior to the Company Meeting (unless the Acquisition Proposal has been publicly announced within such five Business Day period);

(iv)	approve or recommend any Acquisition Proposal; or

(v)
enter into any agreement, written or verbal, related to any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the Arrangement and the transactions contemplated herein or providing for the payment of any break, termination or other fee or expense to any person in the event that the Company completes the Arrangement or the other transactions contemplated herein or any other transaction with Digital River agreed to prior to the termination of this Agreement.

(c)
The Company shall not, and shall cause the Company Subsidiaries not to, directly or indirectly, consider, discuss, negotiate, accept, approve or recommend an Acquisition Proposal or provide information to any person proposing an Acquisition Proposal, in each case after the date of the approval of the Arrangement Resolution by the Shareholders.

(d)
Notwithstanding subsection 4.2(b), the Company Board may, prior to the approval of the Arrangement Resolution by the Shareholders, consider and participate, directly or indirectly, in any discussions or negotiations with, or provide information to, or permit any visit to the properties or facilities of the Company by, any person who has delivered a bona fide written Acquisition Proposal:

(i)	which was not solicited or encouraged after the date of this Agreement;

(ii)	did not otherwise result from a breach of this Section 4.2; and

(iii)	that the Company Board determines in good faith, after consultation with the Broker and outside legal counsel, is a Superior Proposal;

provided, however, that prior to taking any such action, the Company must:

(iv)	give notice to the Purchaser of such Acquisition Proposal as provided in subsection 4.2(e); and

(v)
obtain a confidentiality agreement from the person making such Acquisition Proposal in form and substance substantially similar to the confidentiality agreement entered into between Digital River and the Company.

If the Company receives a request for material non-public information from a person who has made an unsolicited bona fide written Acquisition Proposal and the Company is permitted pursuant to this subsection 4.2(d) to consider and participate, directly or indirectly, in any discussions or negotiations with, or provide information to, or permit any visit to the properties or facilities of the Company subject to the execution by such person of the confidentiality agreement as described above, the Company may provide such person with such information and access; provided that the Company sends a copy of any such confidentiality agreement to the Purchaser promptly upon its execution and the Purchaser is provided with a list of, and a copy of, the information provided to such person (if not previously provided with such information) and is immediately provided with access to similar information to which such person is provided (if not previously provided with such access).

(e)
From and after the date of this Agreement, the Company shall promptly (and in any event within 24 hours) notify the Purchaser, at first orally and then in writing, of any inquiry, proposal or offer relating to or constituting an Acquisition Proposal, or any request for non-public information relating to the Company or any Company Subsidiary. Such notice shall include a description of the terms and conditions of any such proposal, inquiry or offer and provide such other details of the proposal, inquiry or offer and the identity of the person making such proposal, inquiry or offer as the Purchaser may reasonably request. The Company shall keep the Purchaser fully informed on a prompt basis of the status, including any change to the material terms, of any such inquiry, proposal or offer.

(f)
Nothing contained in this Agreement shall relieve the Company from its obligation to proceed to call and hold the Company Meeting and to hold a vote of the Shareholders on the Arrangement Resolution, except in circumstances where this Agreement is terminated in accordance with the terms hereof prior to the date of the Company Meeting.

(g)
The Company shall ensure that each of the Company Subsidiaries and their respective officers and directors and all advisors and representatives (including, without limitation, the Company’s advisors)  retained by any of them are aware of the provisions of this Section 4.2, and it shall be responsible for any breach of this Section 4.2 by such officers, directors, advisors or representatives.  Any breach by the Company of Section 4.2 or 4.3 shall be deemed material and incurable.

4.3          Right to Accept a Superior Proposal

(a)
If the Company has complied with Section 4.2 of this Agreement, the Company Board may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal and may refrain from affirming the Company Board Recommendation prior to the Shareholder Approval and terminate this Agreement if, and only if (with the exception of a confidentiality agreement which complies with subsection 4.2(d) the execution of which shall not be subject to the conditions of this Section 4.3):

(i)	the Company has provided the Purchaser with a copy of the document containing the Superior Proposal;

(ii)	five Business Days have elapsed from the later of:

(A)
the date the Purchaser received written notice (a “Superior Proposal Notice”) advising the Purchaser that the Company Board has resolved, subject to compliance with this Section 4.3, to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; and

(B)	the date the Purchaser received a copy of the document containing such Superior Proposal;

(iii)
the Company Board has determined in good faith (after consultation with outside legal counsel) that it is necessary for the Company Board to take such action in order to discharge properly its fiduciary duties; and

(iv)
taking into account any revised proposal made by the Purchaser and Digital River since receipt of the Superior Proposal Notice, such Superior Proposal remains a Superior Proposal and the Company Board has again made the determinations referred to in this subsection 4.3(a).

In the event that the Company provides the Purchaser with a Superior Proposal Notice on a date that is less than five Business Days prior to the Company Meeting, the Company shall adjourn the Company Meeting to a date that is not less than five Business Days and not more than 10 Business Days after the date of receipt by the Purchaser of the Superior Proposal Notice.

(b)
During the five Business Day period referred to in subsection 4.3(a)(ii) above, Digital River and the Purchaser shall have the right but not the obligation, to offer to amend the terms of this Agreement or the Plan of Arrangement. The Company Board will review any proposal by Digital River and the Purchaser to amend the terms of this Agreement or the Plan of Arrangement in good faith in order to determine whether the amended proposal upon acceptance by the Company would result in such Superior Proposal ceasing to be a Superior Proposal. If the Company Board so determines, the Company shall enter into an amended agreement with Digital River and the Purchaser reflecting the amended proposal. If the Company Board continues to believe, in good faith and after consultation with the Broker and outside legal counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects Digital River’s amended proposal, the Company may terminate this Agreement pursuant to Section 7.1(c) and enter into an agreement regarding the Superior Proposal or the Company Board may recommend the Superior Proposal and withdraw the Company Board Recommendation.

(c)
The Company hereby acknowledges and agrees that each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of Section 4.2 and the requirement under subsection 4.3(a)(ii) to initiate an additional five Business Day notice period.

(d)
If the Information Circular has been sent to the Shareholders prior to the expiry of the five Business Day period set forth in subsection 4.3(a)(ii) and, during such period, the Purchaser requests in writing that the Company Meeting proceed, unless otherwise ordered by the Court, the Company shall continue to take all reasonable actions necessary to hold the Company Meeting and to cause the Arrangement to be voted on at the Company Meeting.

(e)
Notwithstanding anything to the contrary in this Section 4.3, the Company may not enter into any agreement regarding an Acquisition Proposal unless this Agreement has been or concurrently is validly terminated pursuant to Article 7.

4.4          Covenants of Digital River and the Purchaser.

Digital River and the Purchaser hereby covenant and agree with the Company that, prior to the Effective Date:

(a)
Digital River and the Purchaser shall not take any action, or refrain from taking any action (subject to reasonable best efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or that would reasonably be expected to materially impede the completion of the Arrangement or the transactions contemplated herein or would render, or that could reasonably be expected to render, any representation or warranty made by Digital River and the Purchaser or made by the Company in this Agreement untrue or inaccurate in any material respect at any time prior to the Effective Time if then made or that would or could have a Material Adverse Effect on the Company.

(b)	the Purchaser will promptly notify the Company in writing if:

(i)	Digital River and the Purchaser becomes aware that any of the representations and warranties of Digital River and the Purchaser in this Agreement is untrue or inaccurate in any material respect; or

(ii)	there has been any breach of any covenant or agreement of Digital River or the Purchaser contained in this Agreement.

(c)
Digital River and the Purchaser shall use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the Arrangement and the other transactions contemplated in this Agreement, including the execution and delivery of such documents as the Company may reasonably request, and to use reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, approvals and filings under Applicable Securities Laws and Nasdaq and submissions of information requested by Governmental Entities.

(d)
In a timely and expeditious manner, Digital River and the Purchaser shall provide to the Company all information as may be reasonably requested by the Company or as required by the Interim Order or Applicable Laws with respect to Digital River and the Purchaser and their businesses and properties for inclusion in Information Circular or in any amendment or supplement to Information Circular that complies in all material respects with all Applicable Laws on the date of the mailing thereof and containing all material facts relating to Digital River and the Purchaser required to be disclosed in Information Circular and not containing any misrepresentation with respect thereto. Digital River and the Purchaser shall fully co-operate with the Company in the preparation of Information Circular and shall provide such assistance as the Company may reasonably request in connection therewith.

ARTICLE 5
CONDITIONS PRECEDENT

5.1          Mutual Conditions Precedent

The respective obligations of the Company, Digital River and the Purchaser to complete the Arrangement shall be subject to the satisfaction, at or before the Effective Time, of the following conditions precedent, each of which may only be waived, in whole or in part, by mutual consent of the Company, Digital River and the Purchaser:

(a)
the Interim Order shall have been granted in form and substance satisfactory to the Parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties hereto, acting reasonably, on appeal or otherwise;

(b)	the Shareholder Approval shall have been obtained in accordance with the provisions of the Interim Order; and

(c)
the Final Order shall have been granted in form and substance satisfactory to Digital River and the Company, and shall not have been set aside or modified in a manner unacceptable to Digital River or the Company, on appeal or otherwise.

5.2          Conditions Precedent to Obligations of the Company

The obligation of the Company to complete the Arrangement is subject to the satisfaction, on or before the Effective Time, of each of the following conditions, which conditions are for the sole benefit of the Company and may be waived by the Company in whole or in part by notice in writing to the Purchaser without prejudice to the rights of the Company to rely on any other condition:

(a)
the representations and warranties made by Digital River and the Purchaser in this Agreement shall be true and correct in all material respects (without giving effect to any qualifications or limitations indicated by the words “Material Adverse Effect”, “in all material respects”, “material”, “materially” or other, similar qualifiers or limitations) as of the date of this Agreement and as of the Effective Time as if made on and as of such date (except to the extent that such representations and warranties represent and warrant certain facts or information as at an earlier specified date, in which event such representations and warranties shall truly and correctly represent and warrant such facts and information as of such earlier specified date), and Digital River and the Purchaser shall have provided to the Company a certificate of a director or officer thereof certifying such accuracy on the Effective Date;

(b)
The Purchaser and Digital River shall have complied in all material respects with its covenants herein and the Purchaser shall have provided to the Company a certificate of a director or officer thereof, certifying that, as of the Effective Time, Digital River and the Purchaser have so complied with such covenants herein;

(c)
all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity and the expiry of any waiting periods, required to permit the completion of the Arrangement, the failure of which to obtain or the non-expiry of which, either individually or in the aggregate would, or could reasonably be expected to materially impede the completion of the Arrangement, shall have been obtained or received; and

(d)	there shall have been no action taken under any Applicable Law or by any Governmental Entity which:

(i)	makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Arrangement; or

(ii)
results or would reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which would or would reasonably be expected to materially impede the completion of the Arrangement.

5.3          Conditions Precedent to Obligations of Digital River and the Purchaser

The obligation of Digital River and the Purchaser to complete the Arrangement is subject to the satisfaction of each of the following conditions on or before the Effective Time, which conditions are for the sole benefit of Digital River and the Purchaser and may be waived by Digital River and the Purchaser in whole or in part by notice in writing to the Company without prejudice to the rights of Digital River and the Purchaser to rely on any other condition:

(a)
there shall not have been any event, change, occurrence or state of facts that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect on the Company;

(b)
the representations and warranties made by the Company in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made on and as of such date (except to the extent that such representations and warranties represent and warrant certain facts or information as at an earlier specified date, in which event such representations and warranties shall truly and correctly represent and warrant such facts and information as of such earlier specified date), and the Company shall have provided to Digital River and the Purchaser a certificate of a director or officer of the Company certifying such accuracy on the Effective Date;

(c)
the Company shall have complied in all material respects with its covenants herein and the Company shall have provided to Digital River and the Purchaser a certificate of a director or officer thereof certifying that, as of the Effective Time, the Company has so complied with its covenants herein;

(d)
Shareholders holding more than 10% of the outstanding Shares shall not have exercised their Dissent Rights (and not withdrawn such exercise) and Digital River and the Purchaser shall have received a certificate dated the day immediately preceding the Effective Time of a director or officer of the Company to such effect;

(e)	all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with:

(i)	any Governmental Entity and the expiry of any waiting periods required to permit the completion of the Arrangement; and

(ii)
all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments, supplements and modifications to agreements, indentures or arrangements, in each case considered necessary or desirable by Digital River and the Purchaser, acting reasonably, shall have been obtained or received on terms that are reasonably satisfactory to Digital River and the Purchaser;

(f)	there shall have been no action taken under any Applicable Law or by any Governmental Entity which:

(i)	makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Arrangement; or

(ii)
results or would reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which would or would reasonably be expected to materially impede the completion of the Arrangement or have a Material Adverse Effect on Digital River, the Purchaser, the Company or any of their respective businesses, property or assets subsequent to the Effective Date; and

(g)
the Company Board shall not have withdrawn, modified, qualified or changed in a manner adverse to Digital River or the Purchaser, or publicly stated that it intends to withdraw, modify, qualify or change in a manner adverse to Digital River or the Purchaser the Company Board Recommendation;

(h)	Neither of the Key Employees shall have rescinded or purported to rescind or otherwise challenged the validity or enforceability of his Key Employee Agreement;

(i)
None of the parties identified on Schedule 5.3(i) of the Company Disclosure Schedule shall have rescinded or purported to rescind or otherwise challenged the validity or enforceability of its consent to the Arrangement; and

(j)
the Company shall have obtained a consent to the Arrangement, in form and substance reasonably satisfactory to Digital River and the Purchaser, from the holders of at least 85% of the options to purchase Shares issued and outstanding under the Company’s 1996 Stock Option Plan, including all of the Company’s directors and executive officers.

5.4          Co-operation

Each of the Parties hereto will use all reasonable best efforts to satisfy each of the conditions precedent to be satisfied by it and take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws, to permit the completion of the Arrangement and the other transactions contemplated in this Agreement in accordance with the provisions of this Agreement and to complete and make effective the Arrangement and the other transactions contemplated in this Agreement and to co-operate with each other in connection with the foregoing.

5.5          Notice and Cure Provisions

Each Party hereto shall give prompt notice to the other Parties hereto of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would be likely to or could:

(a)	cause any of the representations or warranties of such Party hereto contained herein to be untrue or inaccurate in any material respect between the date hereof and the Effective Date;

(b)	result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereto prior to the Effective Date; or

(c)	result in the failure to satisfy any of the conditions precedent in favour of the other Parties hereto contained in Sections 5.1, 5.2 or 5.3, as the case may be.

Subject as herein provided, a Party hereto may elect not to complete the Arrangement pursuant to the conditions contained in Sections 5.1, 5.2 or 5.3 in favour of such Party hereto or exercise any termination right arising there from; provided, however, that:

(d)
promptly and in any event prior to the Effective Date, the Party hereto intending to rely thereon has delivered a written notice to the other Parties hereto specifying in reasonable details the breaches of covenants or untruthfulness or inaccuracy of representations and warranties or other matters which the Party hereto delivering such notice is asserting as the basis for the exercise of the termination right, as the case may be; and

(e)
if any such notice is delivered, and a Party hereto is proceeding diligently, at its own expense, to cure such matter, if such matter is susceptible to being cured, the Party hereto which has delivered such notice may not terminate this Agreement until the earlier of the Termination Deadline and the expiration of a period of 14 days from the date of delivery of such notice, provided that, if such notice has been delivered prior to the date of the Company Meeting, the Company Meeting shall be adjourned or postponed until the expiry of such period, provided however, that a Party is not entitled to elect not to complete the Arrangement pursuant to a condition in Sections 5.1, 5.2 or 5.3 in favour of such Party if the failure of such condition to the satisfied is a result of, or cause by, the action or failure to act of such Party, including the Purchaser or the Digital River.

5.6          Merger of Conditions

The conditions set out in Sections 5.1, 5.2 or 5.3 shall be conclusively deemed to have been satisfied, fulfilled or waived upon the filing of the Arrangement Filings at the Effective Time on the Effective Date. The Company hereby acknowledges and agrees that it has no right to file the Arrangement Filings, if any, unless such conditions have been satisfied, fulfilled or waived in writing and the Purchaser has consented in writing to such filing.

5.7          Payment of Obligations to Employees

Following the Effective Time and from time to time thereafter promptly when due, Digital River shall cause the Company (as the surviving corporation in the Arrangement) to satisfy and pay severance obligations (including any amounts due as a result of the Closing) if and when payable pursuant to the terms of employment agreements with Company employees.

ARTICLE 6
INSURANCE AND INDEMNIFICATION

6.1          Indemnification

Digital River and the Company agree that all rights to indemnification for acts or omissions occurring prior to or at the Effective Time existing as of the date of this Agreement in favour of the present and former directors and officers of the Company and present and former directors and officers of the Company serving or who have served at the request of the Company as a director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise (each such present or former director or officer of the Company being herein referred to as an “Indemnified Party” and such persons collectively being referred to as the “Indemnified Parties”) as provided in its constating documents or in written contracts in effect on the date of this Agreement (including all provisions relating to advances for the funding of costs and expenses in connection with indemnification arrangements) shall survive the completion of the Arrangement and shall continue in full force and effect and without modification until the second anniversary of the date of this Agreement, and Digital River will cause the Company and any successor to the Company to honour such rights of indemnification and indemnify the Indemnified Parties pursuant thereto, with respect to actions or omissions of the Indemnified Parties occurring at or prior to the Effective Time.

6.2          Insurance

Digital River hereby covenants and agrees that in order to maintain all current rights to indemnification or exculpation in favour of the current and former directors and officers of the Company provided in the articles of the Company, or any agreement and any directors and officers insurance now existing in favour of the directors or officers of the Company, prior to the Effective Date, the Company may, at its expense, take all action deemed appropriate or necessary, prior to the Effective Date for the continuance (or replacement with substantially equivalent coverage from another provider) of such rights (either directly or via run-off insurance or insurance provided by an alternative provider) for a period of not less than six years after the Effective Date; provided, however, that if such insurance will require a total expenditure by the Company of more than $25,000, the Company will obtain the approval of the Purchaser before obtaining such insurance.

ARTICLE 7
TERMINATION AND AMENDMENT

7.1          Rights of Termination

This Agreement may be terminated at any time prior to the Effective Date:

(a)	by the mutual written consent and agreement of the Company, Digital River and the Purchaser;

(b)	by Digital River and the Purchaser if:

(i)	the Company Board shall have withdrawn or modified in a manner adverse to Digital River or the Purchaser the Company Board Recommendation (including as contemplated by Sections 4.2 and 4.3); or

(ii)	the Company Board shall have approved or recommended an Acquisition Proposal;

(c)	by the Company, in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with Section 4.3;

(d)	by the Company or Digital River and the Purchaser if the Shareholder Approval shall not have been obtained at the Company Meeting;

(e)
by Digital River and the Purchaser (i) if there is a material breach by the Company or any of its respective directors, officers, agents or any other representative thereof of any of the covenants set forth in this Agreement; or (ii) if at any time the representations and warranties made by the Company herein are not true and correct in all material respects;

(f)
by the Company (i) if there is a material breach by Digital River or Purchaser of any of the covenants set forth in this Agreement; or (ii) if at any time the representations and warranties made by Digital River and the Purchaser herein are not true and correct in all material respects;

(g)
by the Company, if any of the conditions set forth in Section 5.1 or 5.2 shall not have been, or if it becomes apparent that any of such conditions cannot be, fulfilled by the Termination Deadline, unless such failure shall be due to the failure of the Company perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(h)
by Digital River and the Purchaser, if any of the conditions set forth in Section 5.1 or 5.3 shall not have been, or it becomes apparent that any of such conditions cannot be, fulfilled by the Termination Deadline, unless such failures shall be due to the failure of Digital River or the Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing.

7.2          Effect of Termination

(a)
The Party desiring to terminate this Agreement pursuant to Section 7.1 above shall deliver written notice of such termination to each other Party or Parties hereto specifying with particularity the reason for such termination, and such termination will be effective immediately upon delivery.  If this Agreement is terminated pursuant to Section 7.1 above, it will become void and of no further force and effect, with no liability on the part of any Party to this Agreement (or any director, officer, employee, agent or representative of such Party), except that (i) if applicable, Digital River will be entitled to the Company Termination Fee and/or the Expense Reimbursement described in Section 7.2(b) below, and (ii) if applicable, the Company will be entitled, as its sole and exclusive remedy, to the Purchaser Termination Fee described in Section 7.2(c) below.

(b)
In the event of termination (i)(A) by Digital River pursuant to Section 7.1(b) (inclusive) or by the Company pursuant to Section 7.1(c), the Company will pay to Digital River as soon as reasonably practicable (and in any event, within two Business Days following such termination) by wire transfer of same day funds the Company Termination Fee, or (B) by Digital River pursuant to Section 7.1(e), or (h), or by either Party under Section 7.1(d) or Section 7.3 and, in any of the foregoing circumstances, if prior to the one year anniversary of such termination, the Company consummates a transaction contemplated by an Acquisition Proposal that was received by the Company prior to the termination of this Agreement, the Company will pay to Digital River as soon as reasonably practicable (and in any event within two Business Days following the consummation of such transaction) by wire transfer of same day funds the Company Termination Fee, and (ii) by Digital River pursuant to Section 7.1(e), or by either Party pursuant to Section 7.1(d), the Company will pay to Digital River as soon as reasonably practicable (and in any event within two Business Days following such termination) by wire transfer of same day funds the Expense Reimbursement Fee.  In the event that termination of this Agreement results in the payment of an Expense Reimbursement Fee (ie. pursuant to Section 7.2(b)(ii) above) and a Company Termination Fee subsequently becomes payable (ie. pursuant to Section 7.2(b)(i)(B) above), the Expense Reimbursement Fee actually paid will be deducted from the Company Termination Fee due and owing.  Notwithstanding anything to the contrary in this Agreement, the Purchaser’s and Digital River’s right to terminate this Agreement pursuant to Section 7.1 above and receive payment of the Company Termination Fee and/or Expense Reimbursement Fee pursuant to this Section 7.2(b) shall be the sole and exclusive remedy of the Purchaser and Digital River or any of their Affiliates for monetary damages against the Company or any of their respective Affiliates or any of their respective stockholders, partners, members or representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Company Termination Fee and/or Expense Reimbursement Fee in accordance with this Section 7.2(b), none of the Company or any of their respective Affiliates or any of their respective stockholders, partners, members or representatives shall have any further liability or obligation relating to or arising out of this Agreement or any of the agreements, certificates, or documents contemplated hereby or the transactions contemplated by this Agreement or any of the agreements, certificates, or documents contemplated hereby.  In no event shall Digital River or the Purchaser seek any money damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, other than the Company Termination Fee and/or Expense Reimbursement Fee, but the foregoing will not eliminate or limit the right of Digital River and Purchaser to seek equitable relief pursuant to the terms of Section 7.6(a) of this Agreement.  In no event will more than one Company Termination Fee be due and owing.

(c)
In the event of termination by the Company pursuant to Section 7.1(f), Digital River will pay to the Company as soon as reasonably practicable (and in any event within two Business Days following such termination) by wire transfer of same day funds the Purchaser Termination Fee.  Notwithstanding anything to the contrary in this Agreement, the Company’s right to terminate this Agreement pursuant to Section 7.1 above and receive payment of the Purchaser Termination Fee pursuant to this Section 7.2(c) shall be the sole and exclusive remedy of the Company or any of its Affiliates against Digital River or the Purchaser or any of their respective Affiliates or any of their respective stockholders, partners, members or representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Purchaser Termination Fee in accordance with this Section 7.2(c), none of Digital River or the Purchaser or any of their respective Affiliates or any of their respective stockholders, partners, members or representatives shall have any further liability or obligation relating to or arising out of this Agreement or any of the agreements, certificates, or documents contemplated hereby or the transactions contemplated by this Agreement or any of the agreements, certificates, or documents contemplated hereby.  In no event shall the Company seek any (y) equitable relief or equitable remedies of any kind whatsoever or (z) money damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, other than the Purchaser Termination Fee.  In no event will more than one Purchaser Termination Fee be due and owing.

(d)
For purposes of this Agreement, “Company Termination Fee” will mean an amount equal to US $3,000,000 and “Purchaser Termination Fee” will mean an amount equal to US $3,000,000.  For purposes of this Agreement, “Expense Reimbursement Fee” will mean an amount equal to all out of pocket expenses and fees incurred by Digital River and the Purchaser in connection with the negotiation, execution and performance of this Agreement.  In the event any Company Termination Fee, Purchaser Termination Fee, or Expense Reimbursement Fee is not paid when due, the Party obligated to pay such amount will additionally pay interest at a rate of 4% per annum from the date due and reimburse the Party entitled to such amount for its costs of collection.

(e)
Each Party acknowledges that the Company Termination Fee, Purchaser Termination Fee, and Expense Reimbursement Fee amounts set forth in Section 7.2(b) and Section 7.2(c) above will constitute payment of liquidated damages which are a genuine pre-estimate of the damages which the Party in question will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty.  Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

7.3          Termination Deadline

If the Effective Date does not occur on or before the Termination Deadline, this Agreement will terminate on notice by a Party hereto to the other Parties hereto. The right to terminate this Agreement under this Section 7.3 shall not be available to any Party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Date to occur on or before the Termination Deadline and such action or failure to act constitutes a breach of this Agreement. Notwithstanding the foregoing, any Party shall have the right, in their sole discretion, upon written notice to the other Parties in advance of the Termination Deadline to extend the Termination Deadline for a period of 10 days beyond the Termination Deadline (the “Revised Termination Deadline”) and the other Parties shall not be entitled to terminate this Agreement under this Section 7.3 until the expiration of such Revised Termination Deadline.

7.4          Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties hereto, and any such amendment may, subject to the Interim Order and the Final Order and Applicable Law, without limitation:

(a)	change the time for the performance of any of the obligations or acts of any of the Parties hereto;

(b)	waive any inaccuracies or modify any representations or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify the performance of any of the obligations of any of the Parties hereto; or

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

7.5          Waiver

At any time prior to the Effective Date, any Party hereto may:

(a)	extend the time for the performance of any of the obligations or other acts of the other Parties hereto; or

(b)
waive compliance with any of the covenants or agreements of the other Parties hereto or with any conditions to its own obligations, but in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

7.6          Remedies

(a)
The Parties acknowledge and agree that an award of money damages is not available for certain breaches of this Agreement by the Company or its representatives and advisors and that such breaches may cause Digital River and the Purchaser irreparable harm. Accordingly, the Company agrees that, only so long as this Agreement has not been terminated in accordance with the terms of Sections 7.1 or 7.3, Digital River and the Purchaser will be entitled to specific performance by the Company of any affirmative covenant or obligation of the Company, or an injunction prohibiting any actual or threatened breach by the Company of any negative or prohibitory covenant or obligation of the Company: (i) under Section 4.2 or Section 4.3 of this Agreement, or (ii) which non-performance or breach would reasonably be expected to prevent or to in any material respect interfere with, hinder, or delay the consummation of the Arrangement pursuant to this Agreement.

(b)
In the event that Digital River and the Purchaser are entitled to specific performance or an injunction pursuant to Section 7.6(a), the Company agrees that it will not oppose the granting of such relief on the basis that Digital River and the Purchaser have an adequate remedy at law or an award of specific performance or injunction is not an appropriate remedy for any reason at law or equity.  Except as set forth in Section 7.6(a) and the preceding sentence of this Section 7.6(b), the Parties agree that Digital River and the Purchaser shall not be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement or to enforce specifically the terms hereof.

(c)
Notwithstanding anything to the contrary in this Agreement, the Parties hereto agree that the Company shall not be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement or to enforce specifically the terms hereof.

ARTICLE 8
GENERAL

8.1          Notice

All notices, requests, demands and other communications hereunder shall be deemed to have been given and made if in writing and if served by personal delivery upon the Party hereto for whom it is intended, or if sent by facsimile transmission, upon receipt of confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person.

To Digital River or the Purchaser:

Digital River, Inc.
10380 Bren Road W
Minnetonka, MN 55343
Fax:  (952) 674-4333
Attention:  Kevin L. Crudden, Esq.

with a copy (not constituting notice) to:

Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Fax:  (612) 492-7077
Attention:  Ryan G. Miest, Esq.

To the Company:

LML Payment Systems Inc.
Suite 1680 – 1140 West Pender Street
Vancouver, BC  V6E 4G1
Fax: (604) 689-4413
Attention: Patrick Gaines

with a copy to (which copy shall not constitute notice):

Clark Wilson LLP
800 – 885 West Georgia Street
Vancouver BC  V6C 3H1
Fax: 604.687.6314
Attention: Bernard Pinsky

Any such notice, direction or other instrument, whether personally delivered or transmitted by facsimile transmission, shall be deemed to have been given and received at the time and on the date on which it was personally delivered to or received in the office of the addressee, as the case may be, if personally delivered or transmitted prior to 5:00 p.m. (at the place of the addressee) on a Business Day or, if personally delivered or transmitted later than that time, at 9:00 a.m. (at the place of the addressee) on the subsequent Business Day. Any Party hereto may change its address for service from time to time by notice given to the other Parties hereto in accordance with the foregoing. Any notice, direction or other instrument personally delivered or transmitted under this Agreement shall be signed by one or more officers of the Party delivering it.

8.2          Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors.

8.3          No Assignment

This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties hereto. Notwithstanding the foregoing, either Digital River or the Purchaser may assign all or any portion of its obligations hereunder without the consent of any other Party in connection with any pre-closing reorganization or tax planning proposed by Digital River or the Purchaser provided that, in any such assignment, Digital River or the Purchaser, as the case may be, will continue to be liable for all of their respective obligations hereunder despite any such assignment.

8.4          Public Statements

No Party hereto shall make any press release, public announcement or public statement regarding the Arrangement or the transactions contemplated herein which has not been previously reviewed and commented on by the other Party, except that any Party may issue a press release or make a filing with a regulatory authority if counsel for such Party advises that such press release or filing is necessary in order to comply with Applicable Laws or the rules and policies of any stock exchange, in which case such Party will first make a reasonable effort to obtain the approval of the other Party and provided further that nothing herein will restrict either Party from including in any press release, material change report, continuous disclosure document or other document required to be prepared, sent, delivered, distributed, disseminated or filed, any statement regarding this Agreement, the Arrangement, or the transactions contemplated herein previously approved by the other Party or previously disclosed as permitted pursuant to this section. In addition, the Company will consult with Digital River and the Purchaser regarding, and provide Digital River and the Purchaser a draft of, any press release, public announcement or public statement regarding the business, operations, results of operations, properties, assets, liabilities or financial condition of the Company, and shall not issue any press release, public announcement or public statement inconsistent with the results of such consultation, and will consider in good faith any comments or revisions requested by Digital River and the Purchaser, provided that the Company may issue any such press release or make such a filing with a regulatory authority if its counsel advises that such press release or filing is necessary to comply with Applicable Laws or the rules and policies of any stock exchange, in which case the Company will first make a reasonable effort to enable Digital River and the Purchaser to review and comment on any such press release or filing and to obtain the approval of Digital River and the Purchaser and will consider in good faith any comments or revisions requested by Digital River and the Purchaser.

8.5          Entire Agreement

This Agreement constitutes the entire agreement between the Parties hereto and supersedes all other prior agreements, negotiations, discussions, understandings and undertakings, both written and oral, between the Parties hereto relating to the subject matter hereof.

8.6          Time of Essence

Time shall be of the essence of this Agreement.

8.7          Severability

If any provision of this Agreement, or the application thereof, is determined for any reason and to any extent to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons and circumstances shall remain in full force and effect, provided that the legal or economic substance of the transactions contemplated hereby is not thereby affected in a manner adverse to any of the Parties hereto.

8.8          Counterpart Executions and Facsimile Transmissions

This Agreement may be executed in counterparts, each of which when delivered (whether in originally executed form or by facsimile transmission) shall be deemed to be an original and all of which together shall constitute one and the same document.

8.9          Fees and Expenses

Except as otherwise expressly set forth herein, each Party hereto shall be responsible for its own fees and expenses relating to the Arrangement and the other transactions contemplated herein including, without limitation, regulatory fees and fees of professional advisers, including legal counsel and auditors.

8.10        Investigation

Any investigation by a Party hereto and its advisers shall not mitigate, diminish or affect the representations and warranties of the other Parties hereto contained in this Agreement or any document or certificate given pursuant thereto. Digital River and the Purchaser acknowledge the receipt of the Company Disclosure Schedule.

8.11        Further Assurances

The Parties hereto will do all such farther acts and things and will execute such farther documents and agreements as may be necessary to give effect to the terms and conditions of this Agreement.

8.12        Waiver

Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing executed by the Party hereto granting such waiver or release.

8.13        Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the Parties hereto irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

DIGITAL RIVER, INC.

Per:	/s/ Joel Ronning
Authorized Signatory

LML ACQUISITION CORP.

Per:	/s/ Joel Ronning
Authorized Signatory

LML PAYMENT SYSTEMS INC.

Per:	/s/ Greg A. MacRae
Authorized Signatory

Schedule A
Form of Plan of Arrangement

UNDER SECTION 288
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following terms shall have the following meanings:

(a)	“Amalco” means the corporation resulting from the amalgamation of the Purchaser and the Company contemplated by this Plan of Arrangement;

(b)
“Arrangement” means the arrangement under the provisions of Section 288 of the Business Corporations Act (British Columbia), on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or supplement made hereto in accordance herewith and the Arrangement Agreement or made at the direction of the Court in the Final Order;

(c)
“Arrangement Agreement” means the arrangement agreement dated as of September 21, 2012 between the Company, the Purchaser and Digital River, including the schedules attached thereto, as the same may be supplemented or amended from time to time;

(d)
“Articles of Arrangement” means the articles of arrangement of the Company to be filed after the Final Order is made, which shall be in form and content satisfactory to the Company and the Purchaser, acting reasonably;

(e)	“Arrangement Resolution” means the resolution of the Shareholders approving the Arrangement to be considered at the Company Meeting;

(f)	“BCBCA” means the Business Corporations Act (British Columbia), as amended;

(g)	“Business Day” means a day which is not a Saturday, Sunday or a civic or statutory holiday in Vancouver, British Columbia;

(h)	“Certificate of Arrangement” means the certificate of arrangement to be issued with respect to the Arrangement;

(i)	“Company” means LML Payment Systems Inc., a company existing under the laws of Canada;

(j)
“Company Meeting” means the special meeting of the Shareholders, including any adjournment or adjournments or postponement or postponements thereof, to be held in accordance with the Interim Order to consider the Arrangement Resolution;

(k)	“Company Securityholders” means, collectively, the Shareholders, the Company Optionholders and the Company Warrantholders;

(l)	“Company Stock Option Plan” means the three (3) stock option plans of the Company, as approved by the board of directors of the Company and the Shareholders;

(m)	“Court” means the Supreme Court of British Columbia;

(n)	“Depositary” means Computershare Trust Company of Canada, or such other depositary as may be designated by the Company and the Purchaser for the purposes of the Arrangement;

(o)	“Dissent Rights” has the meaning ascribed thereto in Section 4.1;

(p)	“Dissenting Shareholder” means a registered Shareholder who has validly exercised his, her or its Dissent Rights in accordance with Article 4;

(q)
“Effective Date” means the Business Day following the date on which all conditions precedent to the completion of the Arrangement as set out in Article 5 of the Arrangement Agreement have been satisfied or waived in accordance with the provisions of this Agreement as the Parties hereto may agree, which shall be the date shown on the Certificate of Arrangement;

(r)	“Effective Time” means 12:01 a.m. on the Effective Date, or such other time as the Purchaser and the Company may agree;

(s)
“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of the Company and the Purchaser) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(t)
“Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, supplemented or varied by the Court;

(u)
“Letter of Transmittal” means the letter of transmittal sent by the Company to Shareholders,  Optionholders and Warrantholders providing for the delivery of the certificates representing their Shares, Options or Warrants, as applicable, to the Depositary;

(v)	“Lien” means any mortgage, lien, hypothec, security interest, pledge or other encumbrance, charge or adverse right or claim, defect of title, restriction or other right of third parties;

(w)	“Meeting Date” means the date of the Company Meeting;

(x)
“Option Consideration” means in respect of each Option, a cash amount equal to the amount, if any, by which (i) the product obtained when (x) the number of Shares underlying such Option is multiplied by (y) the Share Consideration exceeds (ii) the aggregate exercise price payable under such Option by the Optionholder to acquire the Shares underlying such Option;

(y)	“Optionholders” means holders of the Options;

(z)	“Options” means the outstanding options to acquire Shares which have been issued pursuant to the Company Stock Option Plan, whether or not vested;

(aa)	“Digital River” means Digital River, Inc., a corporation existing under the laws of Delaware;

(bb)	“Plan of Arrangement” means this plan of arrangement as amended or varied from time to time in accordance herewith and the Arrangement Agreement;

(cc)	“Purchaser” means LML Acquisition Corp., a corporation existing under the laws of British Columbia;

(dd)	“Share Consideration” means, in respect of each Share, US$3.45 in cash;

(ee)	“Shareholders” means holders of Shares;

(ff)	“Shares” means the common shares which the Company is authorized to issue as presently constituted;

(gg)
“Warrant Consideration” means in respect of each Warrant, a cash amount equal to the amount, if any, by which (i) the product obtained when (x) the number of Shares underlying such Warrant is multiplied by (y) the Share Consideration exceeds (ii) the aggregate exercise price payable under such Warrant by the Warrantholder to acquire the Shares underlying such Warrant;

(hh)	“Warrantholders” means the holders of the Warrants; and

(ii)	“Warrants” means the outstanding warrants to acquire Shares.

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2	Singular, Plural, etc.

In this Plan of Arrangement, unless the context requires otherwise, importing the singular number include the plural and vice versa, and words importing gender include all genders and neuter, and words importing persons shall include individuals, partnerships, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities and other entities. The word “including”, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or mailer set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope.

1.3	Headings, etc.

The division of this Plan of Arrangement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless otherwise stated, all references in this Plan of Arrangement to an Article, Section, subsection and paragraph refer to the Article, Section, subsection and paragraph, respectively, bearing that designation in this Plan of Arrangement.

1.4	Date of Any Action

If the date on which any action is required to be taken hereunder by any of the parties is not a Business Day, that action will be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States.

1.6	References to Statutes

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or the regulations in force from time to time, and every statute or regulation that supplements or supersedes such statute or regulations.

ARTICLE 2
ARRANGEMENT AGREEMENT

This Plan of Arrangement is made pursuant to, and is subject to, and forms part of, the Arrangement Agreement and will become effective at the Effective Time and be binding upon the Purchaser, Digital River, the Company and the Company Securityholders.

ARTICLE 3
ARRANGEMENT

3.1	Arrangement

At the Effective Time, the following transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality by the Company, the Purchaser or Digital River or any other person:

(a)	At the Effective Time:

(i)
each Option granted and outstanding immediately prior to the Effective Time will be and be deemed to be transferred by the holder thereof to the Company in exchange for a cash payment from the Company equal to the Option Consideration (if any) in respect of such Option;

(ii)
with respect to each Option, the holder thereof will cease to be the holder thereof or to have any rights as a holder in respect of such Option or under the Company Stock Option Plan and the name of the holder thereof will be removed from the applicable securities register of the Company with respect to such Option; and

(iii)	the Company Stock Option Plan and each of the Options transferred to the Company pursuant to the step contemplated in Section 3.1(a) will be cancelled;

(b)	At the Effective Time:

(i)
each Warrant issued and outstanding immediately prior to the Effective Time will be and be deemed to be transferred by the holder thereof to the Company in exchange for a cash payment from the Company equal to the Warrant Consideration (if any) in respect of such Warrant;

(ii)
with respect to each Warrant, the holder thereof will cease to be the holder thereof or to have any rights as a holder in respect of such Warrant and the name of the holder thereof will be removed from the applicable securities register of the Company with respect to such Warrant; and

(iii)	each of the Warrants transferred to the Company pursuant to the step contemplated in Section 3.1(b) will be cancelled;

(c)
each of the outstanding Shares held by Dissenting Shareholders who are ultimately determined to be entitled to be paid the fair value of the Shares in respect of which they have exercised their Dissent Rights will be and be deemed to be irrevocably transferred to the Purchaser (free and clear of any Liens) and such Dissenting Shareholders shall cease to have any rights as shareholders of the Company other than the right to be paid the fair value of their Shares in accordance with Article 4;

(d)	at the same time as the step contemplated by Section 3.1(c), with respect to each Share transferred to the Purchaser:

(i)
the Dissenting Shareholder who was the registered holder of such Share immediately prior to the Effective Time will cease to be the holder of such Share and the name of such Dissenting Shareholder will be removed from the securities register of the Company with respect to such Share; and

(ii)
legal and beneficial title to such Share will vest in the Purchaser and the Purchaser will be and be deemed to be the transferee and the legal and beneficial owner (free and clear of any Liens) of such Share and will be entered in the securities register of the Company as the sole holder of such Share;

(e)
each of the outstanding Shares (excluding the Shares held by Dissenting Shareholders who are ultimately determined to be entitled to be paid the fair value of the Shares in respect of which they have exercised their Dissent Rights and any Shares held, directly or indirectly, by the Purchaser immediately prior to the Effective Time) will be and be deemed to be irrevocably transferred to the Purchaser in exchange for a cash payment from or on behalf of the Purchaser in an amount equal to the Share Consideration;

(f)	at the same time as the step contemplated by Section 3.1(e), with respect to each Share transferred to the Purchaser:

(i)
the Shareholder who was the registered holder of such Share immediately prior to the Effective Time will cease to be the holder of such Share and the name of such Shareholder will be removed from the securities register of the Company with respect to such Share; and

(ii)
legal and beneficial title to such Share will vest in the Purchaser and the Purchaser be and be deemed to be the transferee and the legal and beneficial owner (free and clear of any Liens) of such Share and will be entered in the securities register of the Company as the sole holder of such Share.

(g)
The Purchaser and the Company shall amalgamate to form Amalco and shall continue as one corporation under the BCBCA and unless and until otherwise determined in the manner permitted or required by the BCBCA or otherwise by law, by Amalco or by its directors or shareholders with the following effects:

(i)	the outstanding Shares of the Company shall be cancelled without any repayment of capital in respect thereof;

(ii)	the articles of amalgamation of Amalco shall be the same as the articles of incorporation of the Purchaser;

(iii)	the outstanding share capital and the stated capital of Amalco shall be the same as the outstanding share capital and stated capital of the Purchaser;

(iv)	the name of Amalco shall be “LML Payment Systems Inc.”;

(v)	the property of the Company and the Purchaser will continue to be the property of Amalco;

(h)	Amalco will continue to be liable for the obligations of the Company and the Purchaser including, but not limited to:

(i)	any change of control obligations;

(ii)	all costs and expenses associated with the cessation of business by the Company;

(iii)	any brokerage fees payable by the Company; and

(iv)	any expenses associated with the transactions contemplated herein.

(i)	an existing cause of action, claim or liability to prosecution relating to the Company and the Purchaser will be unaffected;

(j)	a civil, criminal or administrative action or proceeding pending by or against the Company or the Purchaser may be continued or prosecuted by or against Amalco;

(k)	the articles of arrangement shall be deemed to be the articles of amalgamation of Amalco and the certificate of arrangement is deemed to be the certificate of incorporation of Amalco; and

(l)	the bylaws for Amalco shall be in the form of the bylaws of the Purchaser immediately prior to the amalgamation becoming effective, until repealed or amended.

ARTICLE 4
RIGHTS OF DISSENT

4.1	Rights of Dissent

Each Shareholder may exercise rights of dissent (“Dissent Rights”) pursuant to and in the manner set forth in Section 242 of the BCBCA, the Interim Order and this Section 4.1  (the “Dissent Procedures”) in connection with the Arrangement; provided that, notwithstanding Section 242(3) of the BCBCA, the written objection to the Arrangement Resolution referred to in Section 242(3) of the BCBCA must be received by the Company not later than 5:00 p.m. (Vancouver time) on the last business day preceding the Meeting Date. Shareholders who duly exercise such Dissent Rights and who:

(a)
are ultimately determined to be entitled to be paid fair value by the Purchaser for the Shares in respect of which they have validly exercised Dissent Rights will be deemed to have irrevocably transferred such Shares to the Purchaser (free and clear of any Liens) pursuant to Section 3.1(a) as of the Effective Time; or

(b)
are ultimately not entitled, for any reason, to be paid fair value by the Purchaser for the Shares in respect of which they have exercised Dissent Rights will be deemed to have participated in the Arrangement on the basis set forth in Section 3.1(e) on the same basis as the Shareholders who did not exercise Dissent Rights and will be deemed to have irrevocably transferred such Shares to the Purchaser (free and clear of any Liens) pursuant to Section 3.1(e) as of the Effective Time;

(c)
but in no case will the Company, the Purchaser or Digital River or any other person, including the Depositary, be required to recognize any Dissenting Shareholder as a holder of Shares after the Effective Time, and the names of each Dissenting Shareholders will he removed from the securities register of the Company at the Effective Time. For greater certainty, and in addition to any other restriction under Section 242 of the BCBCA, neither:

(i)	Optionholders, nor

(ii)	Warrantholders, nor

(iii)	Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Arrangement Resolution,

shall be entitled to exercise Dissent Rights.

ARTICLE 5
DELIVERY OF SHARES

5.1	Delivery of Consideration

(a)
At or before the Effective Time, the Purchaser will deposit or cause to be deposited with the Depositary cash in an aggregate amount sufficient to satisfy the payment of obligations contemplated by Section 3.1(a), 3.1(b), and 3.1(e) (calculated without reference to whether any Shareholders have exercised exercise Dissent Rights). Such amount will be held for the purpose of satisfying such obligations. The cash so deposited shall be held in a corporate interest bearing account and any interest earned on such funds will be for the account of the Purchaser or its successors.

(b)
As soon as practicable following the later of the Effective Time and the delivery to the Depositary by or on behalf of a former holder of Options, Warrants or Shares of a duly completed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require including, in the case of the Shares, a certificate which immediately prior to the Effective Time represented the outstanding Shares that were transferred under Section 3.1(e), and such other documents and instruments as would have been required to effect such transfer under the BCBCA and the articles and by-laws of the Company after giving effect to Section 3.1(e), the former holder of such Options, Warrants and Shares will be entitled to receive the cash payment or payments which such former holder is entitled to receive pursuant to Sections 3.1(a)(i), 3.1(b)(i) or 3.1(e), as applicable, less any amounts withheld pursuant to Section 5.4.

(c)
Until surrendered as contemplated by this Section 5.1, each certificate which immediately prior to the Effective Time represented Shares will be deemed after the time described in Section 3.1(e) to represent only the right to receive upon such surrender the applicable cash payment pursuant to Section 3.1(e) or, in the case of Dissenting Shareholders who are ultimately determined to be entitled to be paid fair value by the Purchaser for the Shares in respect of which they have validly exercised Dissent Rights, the fair value of their Shares, less any amounts withheld pursuant to Section 5.4.

(d)
Subject to Section 5.3, the Purchaser will cause the Depositary, as soon as practicable following the later of the Effective Time and the date of deposit by any former holder of Shares of the documentation required pursuant to Section 5.1(b), to:

(i)	forward or cause to be forwarded by first class mail (postage prepaid) to such former holder of Shares, Options or Warrants at the address specified in the Letter of Transmittal;

(ii)
if requested by such former holder of Shares in the Letter of Transmittal, make available at the offices of the Depositary specified in the Letter of Transmittal for pick-up by such former holder of Shares; or

(iii)
if the Letter of Transmittal neither specifies an address as described in Section 5.1(d)(i) nor contains a request as described in Section 5.1(d)(ii), forward or cause to be forwarded by first class mail (postage prepaid) to such former holder of Shares at the address of such former holder as shown on the securities register of the Company maintained by or on behalf of the Company immediately prior to the Effective Time;

(iv)	a cheque in an amount equal to the net cash payment to which such former holder of Shares is entitled in accordance with the provisions hereof, less any amounts withheld pursuant to Section 5.4.

(e)
From and after the Effective Time, each option and warrant certificate representing Options or Warrants outstanding immediately prior to the Effective Time will thereafter be deemed to represent only the right to receive a cash payment equal to the Option Consideration or Warrant Consideration, as the case may be, which such holder is entitled to receive pursuant to Section 3.1(a) and Section 3.1(b).

(f)
Subject to Section 5.3, the Company will cause the Depositary, as soon as practicable following the later of the Effective Time and the date of deposit by any former holder of Options or Warrants of the documentation required pursuant to Section 5.1(b), to:

(i)	forward or cause to be forwarded by first class mail (postage prepaid) to such former holder of Options or Warrants at the address specified in the Letter of Transmittal;

(ii)
if requested by such former holder of Options or Warrants in the Letter of Transmittal, make available at the offices of the Depositary specified in the Letter of Transmittal for pick-up by such former holder of Options or Warrants; or

(iii)
if the Letter of Transmittal neither specifies an address as described in Section 5.1(f)(i) nor contains a request as described in Section 5.1(f)(ii), forward or cause to be forwarded by first class mail (postage prepaid) to such former holder of Options or Warrants at the address of such former holder as shown on the central securities register of the Company maintained by or on behalf of the Company immediately prior to the Effective Time;

(iv)
a cheque in an amount equal to the net cash payment to which such former holder of Options or Warrants is entitled in accordance with the provisions hereof, less any amounts withheld pursuant to Section 5.4.

5.2	Lost Certificates

If any certificate which immediately prior to the Effective Time represented one or more the outstanding Shares that were acquired by the Purchaser in accordance with Section 3.1(e) has been lost, stolen or destroyed prior to surrender to the Depositary, upon the making of an affidavit of that fact by the former holder of Shares claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver, in exchange for such lost, stolen or destroyed certificate, a cash payment equal to the Share Consideration to which such holder is entitled to receive pursuant to Section 3.1(e). When authorizing such delivery in exchange for such lost, stolen or destroyed certificate, the former holder of Shares to whom such cash payment is to be delivered shall, as a condition precedent to the delivery of such cash payment, indemnify the Company, the Purchaser and the Depositary, in a manner satisfactory to the Purchaser and the Depositary, against any claim that may be made against the Company, the Purchaser or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3	Extinguishment of Rights

If any former holder of Options or Warrants exchanged pursuant to Section 3.1(a) or Section 3.1(b), respectively, or Shares exchanged pursuant to Section 3.1(e) has not have complied with the provisions of Section 5.1 or Section 5.2 on or before the date which is six years after the Effective Date, the cash payments net of any applicable withholding or other taxes, held by the Depositary on behalf of such former holder of Options, Warrants or Shares, will be delivered to the Purchaser and the interest of the former holder of Options, Warrants or Shares in such cash payment and all interest accrued thereon will be deemed to have been donated and surrendered to the Purchaser, for no consideration as of such date. Any certificate representing the outstanding Options, Warrants or Shares which has not been deposited with the Depositary in accordance with Section 5.1 on or prior to the sixth anniversary of the Effective Date shall, as of such date, cease to represent a right or claim of any kind or nature whatsoever against the Company or the Purchaser.

5.4	Withholding Rights

The Purchaser and the Depositary shall be entitled to deduct and withhold from the consideration payable to any former holder of Shares, Options or Warrant such amounts as the Purchaser or the Depositary is required, entitled or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), as amended, including the regulations thereunder, the United States Internal Revenue Code of 1986, as amended, or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the former holder of Shares, Options or Warrants in respect of which such deduction and withholding was made, provided that such withheld amount is actually remitted to the appropriate taxing authority.

ARTICLE 6
AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)
The Company, the Purchaser and Digital River reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time; provided, however, that each such amendment, modification or supplement must be:

(i)	set out in writing;

(ii)	approved or agreed to in writing by the Company, the Purchaser and Digital River;

(iii)	contained in a written document which is filed with the Court; and

(iv)	if made following the Company Meeting, approved by the Court and communicated to the Company Securityholders if and as required by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting, provided that the Purchaser and Digital River have consented to such amendment, modification or supplement in writing, with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if such amendment, modification or supplement:

(i)	is consented to in writing by each of the Company, the Purchaser and Digital River; and

(ii)	if required by the Court or applicable law, is consented to by the Company Shareholders in the manner directed by the Court.

(d)
Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser; provided, however, that any such amendment, modification or supplement concerns a matter which, in the reasonable opinion of the Company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interest of any Company Securityholder.

(e)
The Purchaser shall be entitled to propose an amendment, modification or supplement to this Plan of Arrangement at any time prior to the Effective Date and, unless such proposal shall be adverse to the financial or economic interests of any Company Securityholder, the Company shall propose and implement such amendment, modification or supplement in accordance with the process described in paragraphs (a) to (c), as may be applicable.

6.2	Termination

This Plan of Arrangement may be terminated or withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 7
FURTHER ASSURANCES

Notwithstanding that the transactions set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement pursuant to Section 192 of the BCBCA, without any further act or formality by the Company, the Purchaser or Digital River or any other person, each of the Company, the Purchaser or Digital River will make, do and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out herein.